AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED APRIL 30, 2020

T Stamp Inc. (D/B/A Trust Stamp)

75 5th St NW, Suite 2290

Atlanta, Georgia, 30308 USA

www.truststamp.ai

UP TO 718,870 SHARES OF SERIES A PREFERRED STOCK

UP TO 718,870 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT

PRICE: $7.79 PER SHARE

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer**
Per share	$7.79	$0.68	$7.11
Total Minimum	$800,000	$69,833	$730,167
Total Maximum	$5,600,000	$490,000	$5,110,000

*The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like effectiveness of registration of the Common Stock in an initial public offering. The total number of shares of the Common Stock into which the Series A Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered” at page 29 for additional details.

*The Company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. The Company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the Company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. If the placement agent identifies all the investors and the maximum amount of shares is sold, the maximum amount the Company would pay SI Securities, LLC is $490,000. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent on page 13.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $162,906, not including commissions or state filing fees.

The Company is selling shares of Series A Preferred Stock.

The Company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $800,000 worth of shares of our Series A Preferred Stock, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. In the event we have not sold the minimum amount of shares within one year from the date of qualification of this offering, or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The Company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the Company. The offering is being conducted on a best-efforts basis.

INVESTING IN THE SERIES A PREFERRED STOCK OF TRUST STAMP IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SERIES A PREFERRED STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately May [   ], 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

In this Offering Circular, the term “Trust Stamp”, “we”, “us”, “our” or “the Company” refers to T Stamp Inc. d/b/a Trust Stamp.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Overview

Trust Stamp develops proprietary artificial intelligence powered solutions; researching and leveraging biometric science, cryptography, and data mining to deliver insightful identity & trust predictions while identifying and defending against fraudulent identity attacks. We utilize the cutting-edge power and agility of technologies such as GPU processing and neural networks to process data faster and more effectively than has ever previously been possible, as well as deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech
●	Humanitarian and Development Services
●	Biometrically Secured Email
●	KYC/AML Compliance
●	Law Enforcement
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate

The Offering

Securities offered:	Maximum of 718,870 shares of Series A Preferred Stock

Securities outstanding before the
Offering (as of March 1, 2020) Series A Preferred Stock	130,240

Common Stock Class A	1,924,996 shares

Securities outstanding after the
Offering:

Series A Preferred Stock	849,110 (1)

Common Stock Class A	1,924,996 (2)

(1) This number does not include shares of Series A Preferred Stock issuable upon conversion of outstanding convertible notes. If all of our holders of convertible notes that are convertible into Series A Preferred Stock convert their notes into shares of Series A Preferred Stock, there would be 938,699 shares of Series A Preferred Stock outstanding after this offering, assuming conversion of a convertible note that will (subject to prescribed conditions) convert into Series A Preferred Stock upon the total sum raised by the Company under this offering reaching $1,600,000. Conversion of this note will result in the issuance of an additional 89,589 shares of Series A Preferred Stock being issued to this investor, for a total of 938,699 shares outstanding after this offering.

(2) On October 25, 2019, the Company effected a 1-for-1602.5641031 split of its issued and outstanding common stock, rounding up for all holders. This number represents the post-reverse split number of common stock of the Company issued and outstanding.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.

●	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.

●	We may be subject to numerous data protection requirements and regulations.

●	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

●	We rely on third parties to provide services essential to the success of our business.
●	We currently have two customers that account for substantially all of our revenues.

●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

●	The Company is controlled by its officers and directors.

●	In certain circumstances investors will not have dissenters’ rights.

●	Investors in this offering must vote their shares to approve of certain future events, including our sale.

●	This investment is illiquid.

●	The auditor included a “going concern” note in its audit report for the fiscal years ended December 31, 2019 and 2018.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and investors’ rights agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our company was incorporated under the laws of the State of Delaware on April 11, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2019, we incurred a net loss of $2,143,506. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Common Stock price.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Trust Stamp is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including protected health information (“PHI”), personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data, including patient data, electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Trust Stamp therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Examples of federal (US) and European statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)

●	Health Information Technology for Economic and Clinical Health Act (HITECH)

Any such access, breach, or other loss of information could result in legal claims or proceedings, liability under federal or state laws that protect the privacy of personal information under HIPAA and/or “HITECH”. Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services (“HHS”), and for extensive breaches, notice may need to be made to the media or state attorneys general. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain, or malicious harm.

Further, various states, such as California, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PII or PHI, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenues and/or subject us to additional liabilities.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We rely on our customers to obtain valid and appropriate consents from data subjects whose biometric samples and data we process on such customers’ behalf. Given that we do not obtain direct consent from such data subjects and we do not audit our customers to ensure that they have obtained the necessary consents required by law, the failure of our customers to obtain consents that are in compliance with applicable law could result in our own non-compliance with privacy laws. Such failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses in 2020 and 2021 as we expand our team, continue with research and development, and strive to gain customers for our technology and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base, consisting of companies willing to license our technology. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from licensing our identity authentication solutions. We cannot accurately predict the future growth rate or the size of the market for our technology. The expansion of the market for our solutions depends on a number of factors, such as

●	the cost, performance and reliability of our solutions and the products and services offered by our competitors;
●	customers’ perceptions regarding the benefits of biometrics and other authentication solutions;
●	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;
●	public perceptions regarding the confidentiality of private information;
●	proposed or enacted legislation related to privacy of information
●	customers’ satisfaction with biometrics solutions; and
●	marketing efforts and publicity regarding biometrics solutions.

Even if our technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If authentication solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the identity authentication industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any direct competitors of the Company able to offer our main technological offering which is non-PII tokenized identity authentication using a hash that is derived from biometric or other identifying data and capable of being probabilistically matched and deduplicated on both a 1:1 and 1:n basis. Nonetheless, many of the companies in the identity authentication market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We face competition from companies with greater financial, technical, sales, marketing, and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline, and our business could be harmed. We face competition from well established companies. Many of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

The Company does not currently hold any issued patents on its products or technology. As of the date of this Offering, the Company has not been issued any patents. While the Company has filed patent applications and believes that it could secure patent protection for elements of its technology, the Company has made a considered and strategic decision not to aggressively pursue the issuance of patents in respect of its technology, as it believes that the disclosure required to obtain such protection could expose some of the inner-workings of its technology to competitors, who may in turn attempt to mimic the technology and/or to bad-actors who could seek to circumvent the technology. The Company currently has a total of 8 patent applications pending which may serve to discourage other inventors from stealing or copying our technology and/or assist in defending against any third-party infringement claims. At any given time, the Company may also have one or more Provisional Patents filed pending filing of a Utility Patent application. Nonetheless, by not having patents issued for our technology, we are exposed to the risk that our technology could be copied, which would seriously harm our core business model. There is no guarantee that the Company will ever be issued patents on the applications it has submitted. In addition, in order to control costs, we have filed patent applications only in the United States. This may result in our having limited or no protection in other jurisdictions. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, or are otherwise are unsuccessful at protecting our technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as a Deputy Science Officer (for cryptography and certifications), additional staff for research and development, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

We rely on third party service providers. Our third-party partners provide a variety of essential business functions, including distribution, manufacturing, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We currently have two customers that account for substantially all of our revenues. During the Company’s development, we have focused on developing relationships with a few partners and customers. As such, our historical financial results identify that we generated substantially all of our revenue from two customers. As we grow, we intend to expand the number of customers from which we generate revenues. In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

Our future success is dependent on the continued service of our small management team. Three directors and four executive officers provide leadership to Trust Stamp. Two of the directors are also executive officers. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we are currently growing our management team, there is no guarantee that newly added management team members will contribute to Trust Stamp as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution”. In order to issue sufficient shares in this regard, we may be required to amend our certificate of incorporation to increase our authorized capital stock, which would be require us to obtain a consent of a majority of our shareholders. Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results, or prospects.

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

If we cannot raise sufficient funds, we will not succeed. We are offering shares of our Series A Preferred Stock in the amount of up to $5,600,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the Company itself or to the broader economy, the Company may not survive. If we raise a substantially lesser amount than the maximum offering amount, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds To Issuer”.

Risks Related to the Securities in this Offering

In certain circumstances investors will not have dissenters’ rights. The investors’ rights agreement that investors will execute in connection with the offering contains a “drag-along” provision whereby investors agree to vote any shares they own in the same manner as the majority holders of our other classes of stock. Specifically, and without limitation, if the majority holders of our other classes of stock determine to sell the Company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, the investors’ rights agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements. Investors in this offering will be bound by the subscription agreement and investors’ rights agreement both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to these agreements. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York which governs the subscription agreement and investors’ rights agreement, and in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement and investors’ rights agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement and investors’ rights agreement.

If you bring a claim against the Company in connection with matters arising under either the investors’ rights agreement or the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the either of these agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement or investors’ rights agreement with a jury trial. No condition, stipulation or provision of the subscription agreement or investors’ rights agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the Shares, including but not limited to the investors’ rights agreement or subscription agreement.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the Company intends to apply in the future for quotation of its Common Stock on a national exchange, over-the-counter market, or similar, exchange, there are a number of requirements that the Company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

You will need to keep records of your investment for tax purposes. As with all investments in securities, if you sell our Series A Preferred Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize, or apply the loss to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold our Series A Preferred Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain or loss on any sales of the Series A Preferred Stock.

The value of your investment will be diluted if the Company issues stock or options to employees, contractors, advisors, or board members. The Company may (with the approval of the Board of Directors) issue stock or options to employees, contractors, advisors, or board members as an element of their compensation package. Any such issuance will dilute your investment.

Investors in this offering will receive our Series A Preferred Stock, which has limited voting rights compared to our Common Stock. Investors in this offering that purchase our Series A Preferred Stock will have limited voting rights compared to those of the holders of our Common Stock. Our Certificate of Incorporation states that the holders of our Common Stock are entitled to elect four (4) directors of the corporation to our Board of Directors alone as a class, so long as 25% of the Company’s authorized Preferred Stock remains outstanding. Our Preferred Stockholders therefore will have no choice as to the election of four members of the Board of Directors of the Company. The Preferred Stockholders also do not have the right to vote for any directors of the corporation as a standalone class, which is a right granted to our Common Stockholders. The holders of our Preferred Stock are entitled to vote together with the holders of the Common Stock for the election of one (1) independent director, and may vote together with the holders of the Common Stock on any additional directors to be elected to our Board of Directors after the initial five (5) directors are elected. Therefore, investors in this offering will very likely not be able to exert the same amount of control over the management of the Company as the holders of the Common Stock. See “Securities Being Offered” for more information on the voting rights of our Series A Preferred Stock.

We intend for a significant portion of this offering to go towards redemption of an outstanding note. We entered into a Simple Agreement for Future Equity (“SAFE”) with a previous investor that for a limited time, includes the ability to redeem the value of the SAFE for cash instead of equity. If we raise in excess of $3,600,000 in this offering, we will use the excess to reduce or redeem the SAFE. We believe that redeeming the SAFE for cash is advantageous at this time and reduces dilution of shareholders. However, proceeds used towards repayment of that debt will not be available for future operations of the Company and may slow our growth in the short-term.

You will experience immediate dilution in the book value per share of the preferred stock you purchase. Certain outstanding convertible securities of the Company will convert upon or after the close of the sale of the Series A Preferred Stock in this offering. One of our SAFEs would convert into 355,541 shares of common stock at a later date but if the Company raises in excess of $3,600,000 in this offering, it will reduce or redeem this latter SAFE which will result in lowered dilution versus the SAFE converting to common stock. No shares of Series A Preferred will be issued pursuant to those SAFEs. However, if the Company does not raise in excess of $3,600,000 in this offering, the latter SAFE will convert in its entirety into shares of common stock, and, as a result, you will experience additional dilution of your investment interest in this offering. On December 3, 2019, we received an investment of $700,000 under a convertible note that will (subject to prescribed conditions) convert into Series A Preferred Stock upon the total sum raised by the Company under this offering reaching $1,600,000. It is believed that the conversion will result in 89,589 shares of Series A Preferred Stock being issued to the investor. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase stock in this offering.

The Company has authorized a significant amount of Series A Preferred Stock beyond the amount issuable in this round of financing and to convertible security holders. No shareholder consent is required to issue these authorized shares. As such, the Company may issue additional Series A Preferred Stock in a future round on parity with your stock without first receiving the consent of preferred stockholders.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage Company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table illustrates the dilution that new investors will experience upon investment in the Company relative to existing holders of our securities. Because this calculation is based on the net tangible assets of the Company, we are calculating based our net tangible book value of $(1,166,382) as of December 31, 2019, as included in our audited financial statements. Note, no securities issuances from 2020 are reflected in the table to maintain consistency with the audited net tangible book value as of December 31, 2019.

The offering costs assumed in the following table includes up to $490,000 in commissions to SI Securities, LLC, as well as $162,906 in fixed legal, Edgarization, and accounting fees incurred for this offering.

This table presents three scenarios for the convenience of the reader: a $800,000 raise from this offering (the minimum offering), a $3,000,000 raise from this offering, and a fully subscribed $5,600,000 raise from this offering (the maximum offering).

On Basis of Issued and Outstanding Shares	$0.8 Million Raise	$3 Million Raise	$5.6 Million Raise
Price per Share	$7.79	$7.79	$7.79
Shares Issued	102,696	385,109	718,870
Capital Raised	$800,000	$3,000,000	5,600,000
Less: Offering Costs	$(232,906)	$(425,406)	(652,906)
Net Offering Proceeds	$567,094	$2,574,594	4,947,094
Net Tangible Book Value Pre-financing	$(1,166,382)	(1,166,382)	1,166,382)
Net Tangible Book Value Post-financing	$(599,288)	1,408,212	3,780,712

Shares issued and outstanding as of December 31, 2019	2,055,236	2,055,236	2,055,236
Post-Financing Shares Issued and Outstanding	2,157,932	2,440,345	2,774,106

Net tangible book value per share prior to offering	$(0.568)	(0.568)	(0.568)
Increase/(Decrease) per share attributable to new investors	$0.290	1.145	1.930
Net tangible book value per share after offering	$(0.278)	0.577	1.363
Dilution per share to new investors ($)	$8.068	7.213	6.427
Dilution per share to new investors (%)	103.57%	92.59	82.51

In the next table we present a pro forma capitalization table that would result from the issuance of shares in this offering at various raise levels, along with the issuance of shares resulting from the automatic conversion of certain convertible notes based on the proceeds in this offering.

Class of Share	Outstanding Pre-Offering (As of March 1, 2020)	$0.8 Million Raise	$3 Million Raise		$5.6 Million Raise
Series A Preferred Stock	130,240	232,936	604,938	(1)	938,699	(1)

Common Stock Class A	1,924,996	1,924,996	1,994,146	(2)	1,994,146	(2)

Total Shares	2,055,236	2,157,932	2,599,084		2,932,845

(1)	Includes the issuance of 89,589 shares of Series A Preferred Stock from the conversion of a convertible note issued on December 3, 2019, which automatically converts upon receiving $1.6 million from any preferred stock financing and is included as Exhibit 3.3.
(2)	Includes the issuance of 69,150 shares of Common Stock Class A from the conversion of a convertible note issued on December 16, 2016, which automatically converts upon receiving $2.0 million from any preferred stock financing and is included as Exhibit 3.2.

Pro Forma Loss Per Share

As identified in our audited financial statements, as of December 31, 2019, we recorded a basic and diluted net loss per share attributable to common stockholders of $1.26 per share. The following table discloses the pro forma loss per share when including securities that would automatically convert into shares of the Company based on the proceeds of this offering.

	Audited as of December 31, 2019	$0.8 Million Raise	$3 Million Raise		$5.6 Million Raise
Pro Forma Basic and Diluted loss per share	$(1.26)	$(1.26)	$(1.21	)(1)	$(1.21	)(1)

(1) Includes the issuance of 69,150 shares of Common Stock Class A from the conversion of a convertible note issued on December 16, 2016, which automatically converts upon receiving $2.0 million from any preferred stock financing and is included as Exhibit 3.2.

The remaining securities that would automatically convert into shares of the Company based on the proceeds of this offering would convert into the Series A Preferred Stock of the Company, and not common stock. These convertible securities include, the SAFE issued to REach Ventures 2017, L.P (“REach SAFE”) on August 28, 2017 with face value of $100,000, and the SAFE previously issued by the Company to Emergent Technology Holdings LP (“Emergent SAFE”) for $2.1 million (later reduced to $1.6 million on February 4, 2020 through the Tripartite agreement included as Exhibit 6.7). Therefore, we have made no adjustments to the number of shares in the denominator for those shares. However, we did assume conversion of all securities as of the beginning of 2019 for purposes of making an adjustment to the net loss figure by adding back related interest expense of $5,000.

Further, the REach SAFE was exchanged for warrants issued to REach on January 23, 2020 and we intend to redeem the Emergent SAFE for cash at the completion of the offering, as disclosed herein, if we raise the maximum amount. Both of these transactions are described in Note 20 of our financial statements.

Pro Forma Capitalization

The table below presents our pro forma capitalization that would result from various raise levels in this offering. Along with the shares of Series A Preferred Stock sold in this offering net of direct issuance costs disclosed above, the table below reflects: (1) the issuance of 69,150 shares of Common Stock Class A from the conversion of a convertible note issued on December 16, 2016, which automatically converts upon receiving $2.0 million from any preferred stock financing and is included as Exhibit 3.2; (2) the issuance of 89,859 shares of Series A Preferred Stock from the conversion of a convertible note issued on December 3, 2019, which automatically converts upon receiving $1.6 million from any preferred stock financing and is included as Exhibit 3.3; (3) the effect of the anticipated repayment of the Emergent SAFE included as Exhibit 6.1 upon the completion of a $5.6 million raise, as there is no automatic conversion or redemption below a $5 million raise (Note, the table reflects a payment of $1.6 million as a result of the reduction in the outstanding balance of $500,000 that occurred in February 2020, from $2.1 million to $1.6 million, in exchange for services provided to Emergent during 2020); and (4) redemption of the Reach SAFE (prior to the redemption, the REach SAFE would have automatically converted upon the completion of an offering of $500,000, meeting the definition of a “Qualified” offering under that instrument. However, the REach SAFE was redeemed subsequent to the balance sheet date because it was exchanged for warrants issued by us to REach on January 23, 2020. As such the table below reflects the redemption of such SAFE for such equity classified warrants; see note 20 to our financial statements).

	Audited as of December 31, 2019	$0.8 Million Raise(1)(3)(4)	$3.0 Million Raise(1)(3)(5)	$5.6 Million Raise(1)(2)(3)(6)

Cash	331,761	898,855	2,906,355	3,666,902

Current Convertible Notes	115,000	115,000	-	-
Total Current Liabilities	659,118	1,159,118	1,044,118	1,044,118
Long Term Convertible Notes	717,250	717,250	17,250	17,250
Warrant Liability	287,750	287,750	287,750	287,750
Safe Notes	2,236,953	1,611,953	1,611,953	0.00
Total Liabilities	3,901,071	3,776,071	2,961,071	1,349,118

Series A Preferred	1,450,000	2,017,094	4,724,594	7,097,094
Noncontrolling Interest	163,245	163,245	163,245	163,245
Stockholders' note receivable	(225,000)	(225,000)	(225,000)	(225,000)
Common Stock	19,250	19,250	19,942	19,942
AOCI	(33)	(33)	(33)	(33)
APIC	6,151,054	6,276,054	6,390,363	6,390,363
Accumulated Deficit	(7,467,462)	(7,467,462)	(7,467,462)	(7,467,462)
Total Equity	91,054	783,148	3,605,648	5,978,148

Total Equity and Liabilities	3,992,125	4,559,219	6,566,719	7,327,266

(1)	Reflects the amount raised under each scenario, net of direct issuance costs.
(2)	Reflects the repayment of the $1.6 million Emtech SAFE note with proceeds of the raise as stated above
(3)	See Footnote 20 in the audited financial statements for a description of subsequent events that will further impact the capitalization of the company as of the offering date.
(4)	Upon a raise of $0.8 million, the company would have outstanding 232,936 shares of Series A Preferred Stock, and 1,924,996 shares of Common Stock Class A.
(5)	Upon a raise of $3.0 million, the company would have outstanding 604,938 shares of Series A Preferred Stock, and 1,994,146 shares of Common Stock Class A.
(6)	Upon a raise of $0.8 million, the company would have outstanding 938,699 shares of Series A Preferred Stock, and 1,994,146 shares of Common Stock Class A.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round”, meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 718,870 shares of Series A Preferred Stock (the “Shares”) on a “best efforts” basis at a price of $7.79 per share. The minimum subscription is $997.12. SeedInvest Auto Invest participants have a lower investment minimum of $194.75.

The Company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities is a registered broker-dealer, and member FINRA/SIPC. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering assuming we raise the maximum amount of offering proceeds:

	Per Share
Public offering price	$7.79
Placement Agent commissions	$490,000	(1)
Proceeds, before expenses, to us	$5,110,000

(1) SI Securities, LLC will receive commissions of 8.75% of the offering proceeds.

Other Terms

Except as set forth above, the Company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the Company after this offering and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the Company to potential target businesses or assist the Company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the Company after this offering, the Company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. The Online Platform is a technology platform utilized by SI Securities, LLC, and SI Securities, LLC has contracted separately with SeedInvest Technology, LLC to provide the technology tools outlined above. The Company is not party to any agreement with SeedInvest Technology, LLC. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event the Company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Colonial Stock Transfer will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Series A Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares within 12 months of the qualification of this offering by the SEC, or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the Company for its use.

In the event that it takes some time for the Company to raise funds in this offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, the subscription agreement, investors’ rights agreement, and any other relevant exhibits attached thereto.

Provisions of Note in Our Subscription Agreement and Investors’ Rights Agreement

Forum Selection Provision

Our subscription agreement and investors’ rights agreement include forum selection provisions that require any claims against the Company based on the subscription agreement and/or investors’ rights agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Georgia. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement and investors’ rights agreement provide that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement or investors’ rights agreement. By signing the subscription agreement and investors’ rights agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $5,600,000, the net proceeds of this offering would be approximately $4,947,094 after subtracting estimated offering costs of $490,000 to SI Securities, LLC in commissions, $100,406 in audit fees, $2,500 in Edgarization fees and $60,000 in legal fees. If Trust Stamp successfully raises the maximum amount under this raise, the Company intends to redeem the outstanding balance of a SAFE previously issued by the Company to Emergent Technology Holdings LP (“Emergent”), a related party of the Company, for a purchase price of $1,611,953.

Assuming a raise of $3,000,000 (representing 53.57% of the maximum offering amount), the net proceeds would be approximately $2,574,594 after subtracting estimated offering costs of $337,500 to SI Securities, LLC in commissions, $100,406 in audit fees, $2,500 in Edgarization fees, and $60,000 in legal fees. In such an event, Trust Stamp would adjust its use of proceeds by focusing expenditures on productizing and marketing its existing technologies and limiting Research & Development into new technologies to those that indicate the greatest potential for short term productization and revenue. The Company would also limit its speed of growth and limit the amount of additional recruiting of new employees to those necessary to drive revenue from its existing technologies together with strictly limited hiring to facilitate those Research & Development proposals that that indicate the greatest potential for short term productization and revenue.

Assuming a raise of the minimum of $800,000 representing 14.29% of the maximum offering amount, net proceeds would be approximately $567,261 after subtracting estimated offering costs of $69,833 to SI Securities, LLC in commissions, $100,406 in audit fees, $2,500 in Edgarization fees, and $60,000 in legal fees. In such an event, Trust Stamp would adjust its use of proceeds by focusing expenditures on productizing and marketing its existing technologies and limiting its speed of growth and the additional recruiting of new employees to those necessary to drive revenue from its existing technologies.

Please see the table below for a summary our intended use of proceeds from this offering:

Percent	Minimum Offering $800,000 Raise		$3,000,000 Raise		Maximum Offering $5,600,000 Raise
Allocation	Use Category	%	Use Category	%	Use Category
20.00	Product Development	50.00	Product Development	30.00	Product Development
8.00	Marketing	14.90	Marketing	17.23	Marketing
8.75	Commissions	8.75	Commissions	8.75	Commissions
50.75	Working Capital	20.95	Working Capital	14.11	Working Capital
12.50	Offering Expenses	5.4	Offering Expenses	2.91	Offering Expenses
				27.00	Redemption of Emergent SAFE

Because the offering is a “best efforts”, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company

THE COMPANY’S BUSINESS

Overview

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” The business was originally founded as “T Stamp LLC”, formed on November 9, 2015 as a Georgia limited liability company. In 2016, the Company effected a “hive down” business reorganization whereby the business of the Company was transferred into to a newly formed, wholly owned subsidiary, which was T Stamp Inc. (i.e. the Company). As of the date of this offering, the Company is no longer a subsidiary of T Stamp LLC, and T Stamp LLC is no longer a majority owner of the Company.

Trust Stamp is an artificial intelligence company that develops proprietary identity solutions to help determine whether an individual is who they say they are and that they can be trusted, including Trust Stamp’s AI-powered facial biometrics that establish proof of life and are resistant to presentation attacks. In that example, a biometric capture can be converted into a hash that is unique to the user but cannot be reverse engineered and rebuilt into the user’s face or other biometric data, does not constitute PII and is treated as anonymized data under the General Data Protection Regulation (GDPR) and similar legislation.

Each hash can be stored in an Identity Lake TM and compared to all other hashes allowing our AI to predict if a single subject generated two or more hashes even if the subject has passed conventional KYC using (e.g.) falsified identity documents. Using this technology, the users’ hash can be used for re-authentication purposes including account recovery, password-less login, new account creation etc. across the organization or even within a consortium of organizations all in a low-cost and low friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance and “second chance” approval for customer onboarding and account access together with the delivery of humanitarian and development services. Using our technology, an enterprise can approve more users, keep bad actors from accessing systems and services and retain existing users with a superior user experience.

We utilize micro-service architecture and highly scalable cloud computing resources with cutting-edge tools, power and agility such as GPU processing, neural networks and a Quantum Ledger Database to process data faster and more effectively than has previously been possible, as well as delivering products at a disruptively low cost that allows usage across multiple industries, including:

●	Banking/FinTech
●	Humanitarian & Development Services
●	Biometrically Secured Email
●	KYC/AML Compliance
●	Law Enforcement
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate

Our Background

We entered the market building facial-biometric authentication systems for onboarding, fraud-detection & safety applications. This allowed us to raise capital, generate revenue to fund our core AI microservices, and refine our technology using live data with informed consent from users. Following usage based upon facial biometrics, we started the process of hashing biometric data from 3rd party biometric service providers, initially touchless palm, and fingerprint templates. Our business model is now focused on licensing ARR-generating pay-per-use services implementing our hashing technology, limiting future pilots to very-large-scale use cases, using execution partners for commoditized implementations, and deploying our hashing technology with sector leading channel partners.

Principal Products and Services

Trust Stamp’s most important technology is the Evergreen HashTM (also known as the EgHashTM and MyHashTM) combined with a data architecture that can use one or multiple sources of biometric or other identifying data. Once a “hash translation” algorithm is created, like-modality hashes are comparable regardless of their origin. The. Evergreen Hash protects against system and data redundancy providing a lifelong “digital-DNA” that can store (or pivot to) any type of KYC or relationship data with fields individually hashed or (salted and) encrypted, facilitating selective data sharing. Products utilizing the Evergreen Hash are Trust Stamp’s primary products, accounting for over 50% of its revenues in the twelve months ended December 31, 2019.

Business Model

Trust Stamp’s business model is that of a technology licensing company – we license our products to companies that in turn integrate our technology into products and services which they either sell or use for their own purposes. We intend to focus on licensing ARR generating pay-per-use services including:

-	Pay-per-use hashing services for biometric service providers, government, NGO, and enterprise users
-	Identity Lakes comprising Evergreen Hashes for matching and de-duplication (charging management and use fees)
-	Zero-knowledge-proof tools allowing Evergreen Hashes to be used for matching or deduplication without the parties disclosing any underlying personal identifying information

In addition, we have developed an encrypted e-mail product (Trusted Mail - https://trustedmail.pro) using our facial recognition technology. This technology is held in a majority owned subsidiary entity: Trusted Mail Inc. Our intent is to license the Trusted Mail product primarily for enterprise use on a periodic, per-seat basis. We believe that the proceeds of this offering will allow us to:

•	Complete productization
•	Recruit a management team and staff
•	Launch marketing

If we see market acceptance of the Trusted Mail product that requires and justifies significant investment, we may invest the required capital from Trust Stamp’s resources or raise debt and/or equity capital at the subsidiary company level.

Distribution

By licensing our technology, we allow our customers to utilize our technology in a wide variety of applications. The Evergreen Hash can potentially be overlaid on any biometric or other identity data provider. Services can include:

-	The provision of hashing / services to enterprises, NGOs, and government to overlay on 3rd party biometric and identity data
-	Hash licensing, translation, and certification services for biometric vendors
-	Management of zero-knowledge-proof services whether as a tributary between Identity Lakes or operating consortium lakes
-	Tokenized identity creation for large scale deployments such as humanitarian and government identity programs

Trust Stamp typically enters into licensing agreements with its customers, pursuant to which the customer pays for the use of Trust Stamp’s technologies on a periodic and/or volume-based basis.

The Market

Trust Stamp considers itself to be in the identity authentication market which is primarily comprised of biometric authentication providers. Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection and the creation of tokenized identities to facilitate financial & societal inclusion. Management has evaluated the market potential for its services in part by reviewing the following reports and articles, none of which were commissioned by the Company and none are to be incorporated by reference.

•	By 2023, Mobile biometrics will annually authenticate $2 trillion of in-store and mobile payments, according to a 2019 report published by Juniper Research on Biometric Authentication & Tokenization in 2019-2024.

•	Revenue from the global biometrics services market is projected to grow from $14.9 billion in 2018 to $42.9 billion in 2025, a CAGR of 16.3 percent, according to a 2019 report published by 360iresearch on the global biometrics market.

•	Annual online payment fraud losses from eCommerce, airline ticketing, money transfer and banking services, are estimated to reach $48 billion by 2023; up from the $22 billion in losses estimated for 2018. Money transfer losses alone are estimated to be $10 billion by 2023. according to a 2019 report published by Juniper Research on Online Payment Fraud.

•	According to the 2019 MidYear QuickView Data Breach Report, the first six months of 2019 saw more than 3,800 publicly disclosed breaches exposing 4.1 billion compromised records.

•	According to Grand View Research, the market size of the European Biometrics market is estimated to be USD 1.93 Billion in 2018 and is expected to grow at a CAGR of 17.5% to reach a market size of USD 5.97 Billion in 2025.

•	According to a September 2019 article published by Forbes magazine on providing banking services to underserved populations:

▪	“Financial Inclusion” (i.e. providing banking services to those currently unbanked or underbanked) is a trillion-dollar opportunity
▪	1.7 billion people lack basic financial services including a bank account
▪	4 billion people are underbanked
▪	The GDP of emerging-market countries would surge $3.7 trillion by 2025, or 6%, if they adopted a single innovation—switching from cash to digital money stored on cellphones
▪	Providing the underbanked with access to credit and investments could create an additional $100 trillion in financial assets over the next 50 years

One of the biggest contributors to current authentications problems is the use of passwords. Static passwords (i.e. the type of password that we typically use to login to various accounts and services every single day that, for the most part, remains the same from the moment it is created) have a number of weaknesses:

●	Regular changes required
●	Easily guessable
●	Brute force attacks are easier for hacking

According to a 2015 report published by Oxford University Department of Computer Sciences and Mastercard, 21% of users forget passwords within 2 weeks, 25% of users fail to remember at least 1 password per day, and 1 out of 3 online transactions are abandoned at checkout due to a forgotten password.

On top of this, stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of growing governmental, media and public scrutiny, as biometric data cannot be “changed” once they are hacked, as they are intimately linked to the user’s physical features and/or behaviors.

Our Solution

The proprietary Evergreen Hash uses a deep neural network to irreversibly convert biometric or other identifying data into a non-PII Hash that is unique to the user and can only be matched using our proprietary technology.

Our hashing and matching technology can maximize the effectiveness of all types of identity data while rendering it safer to use, store and share. Whatever the source of identity data, it can be stored and compared as a Hash. See the chart below for examples.

Competition

We can work with any identity data from any source potentially breaking vendor and modality lock-in, but our primary market target is the biometric service industry which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data.

In general, we compete for customer budget with any company in the identity authentication industry and our business plan calls for our capturing a little over one-tenth of one percent of the projected expenditure for biometric authentication services. Major competitors in this space include companies such as NEXT Biometrics, Gemalto, IDEMIA, Synaptics, Cognitec, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not at this time have any direct competitors for the core hashing solutions upon which our business plan is focused.

The commercial advantage of our solution is our ability to work across providers and modalities and our intent to pursue a first-mover advantage including our global-scale-partnership which is achieving a network-effect in the global Humanitarian and Development market. We believe that this combination will make it unattractive for a potential competitor to replicate the 4-years and multi-million dollars that we have already expended to try and circumvent our multiple (and continuing) patent filings and/or offer a parallel product based upon a different technology. We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior together with any other identifying data which places us in a unique position versus providers of biometric services. We are unaware of any other provider being able to offer or support a proliferation of authentication modalities in this fashion, and therefore, we believe we there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be a channel distributer, and not necessarily a competitor.

Employees

Given the geographic diversity of its team and to facilitate cost-effective administration, Trust Stamp secures the services of its permanent team members through a variety of administrative structures that include wholly owned subsidiaries, professional employer organizations and consulting contracts. The Company currently has 8 full-time employees and 1 part-time employee that work out of its headquarters at 75 5th St NW, Suite 2290 Atlanta, Georgia, 30308 USA and 1 full-time employee that operates from a satellite office in North Carolina. We have 10 full time employees working for our wholly owned subsidiary in Poland, and 1 full-time and 5 part-time employees that work remotely in the United Kingdom. We have 4 full-time employees working in the Philippines and 1 full-time employee working remotely in India. Our permanent team is augmented as needed by contract development and other staff on both long, and short-term basis.

Outsourcing

We design and develop our own products. We use an outsourcing company - 10Clouds SPA - for additional development staff as needed. Amazon Web Services provides cloud hosting and processing services, representing approximately 6-10% of our expenses in 2019. In addition, we utilize SourceFit, a company in the Philippines, for PEO services, which we anticipate will represent 3-4% of expenses in 2020.

Key Customers

Historically, the Company generated the majority of its income through a relationship with Synchrony Financial, in which services were provided pursuant to a Master Software Agreement and Statements of Work. In 2019, the Company has expanded its customer base to include relationships with Mastercard and other customers. We are continuing to develop other customer relationships and, while we value the relationship highly, management believes we are no longer financially dependent on our relationship with Synchrony Financial.

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate other than the requirement to hold a business license in the City of Atlanta (with which we are in compliance). This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Example federal (US) and European statutes we could be subject to are:

•	Health Insurance Portability and Accountability Act (HIPAA)
•	Health Information Technology for Economic and Clinical Health Act (HITECH)
•	The General Data Protection Regulation 2016/679 (GDPR)

HIPAA and HITECH

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act “HITECH”), the U.S. Department of Health and Human Services (“HHS”) issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of protected health information (“PHI”), used or disclosed by covered entities and business associates. Covered entities and business associates are subject to HIPAA and HITECH. Our subcontractors that create, receive, maintain, transmit, or otherwise process PHI on behalf of us are HIPAA “business associates” and must also comply with HIPAA as a business associate.

HIPAA and HITECH include privacy and security rules, breach notification requirements, and electronic transaction standards.

The Privacy Rule covers the use and disclosure of PHI by covered entities and business associates. The Privacy Rule generally prohibits the use or disclosure of PHI, except as permitted under the Rule. The Privacy Rule also sets forth individual patient rights, such as the right to access or amend certain records containing his or her PHI, or to request restrictions on the use or disclosure of his or her PHI.

The Security Rule requires covered entities and business associates to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI by implementing administrative, physical, and technical safeguards. Under HITECH’s Breach Notification Rule, a covered entity must notify individuals, the Secretary of the HHS, and in some circumstances, the media of breaches of unsecured PHI.

In addition, we may be subject to state health information privacy and data breach notification laws, which may govern the collection, use, disclosure, and protection of health-related and other personal information. State laws may be more stringent, broader in scope, or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

Entities that are found to be in violation of HIPAA as the result of a failure to secure PHI, a complaint about our privacy practices or an audit by HHS, may be subject to significant civil and criminal fines and penalties and additional reporting and oversight obligations if such entities are required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

GDPR

The EU-wide General Data Protection Regulation imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. It requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible and easily accessible form) about how their personal information is to be used, imposes limitations on retention of information, increases requirements pertaining to health data and pseudonymized (i.e., key-coded) data, introduces mandatory data breach notification requirements and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for non-compliance with the GDPR will be significant—the greater of €20 million or 4% of global turnover. The GDPR provides that EU member states may introduce further conditions, including limitations, to make their own further laws and regulations limiting the processing of genetic, biometric or health data.

Intellectual Property

Patents

Trust Stamp does not currently hold any issued patents. We currently have the following patent applications pending:

MMM Ref. No.	Application Number	Filing Date	Title	Country	Status
32742-118149	15/782,940	10/13/2017	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	US	ALLOWED – PENDING ISSUANCE
32742-118398	15/342,994	11/03/2016	TRUST STAMP (MONITORED)	US	PENDING
32742-123473	15/955,270	04/17/2018	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	US	PENDING
N/A	15/342,994	11/10/2015	ONLINE IDENTITY OR TRUSTWORTHINESS SCORE	US	PENDING
32742-125375	62/829,825	04/05/2019	EVERGREEN HASH	US	PENDING
32742-130397	16/406,978	05/08/2019	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMATIONS	US	PENDING
32742-130398	16/403,093	05/03/2019	SYSTEMS AND METODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	US	PENDING
32742-130399	16403,106	05/03/2019	SYSTEMS AND METODS FOR LIVENESS-VERIFIED, BIOMETRIC- BASED ENCRYPTION	US	PENDING
32742-133608	62/942,311	12/2/2019	SYSTEMS AND METHODS FOR PRIVACY-SECURED BIOMETRIC IDENTIFICATION AND VERIFICATION	US	PENDING

In addition, at any given time the Company may have one or more Provisional Patents filed pending preparation of a utility patent application. The Company holds issued trademarks for each of “Trust Stamp” and “Trusted Mail” and has a number of additional trademark applications pending.

Trademarks

The following is a summary of Trust Stamp’s currently issued and pending Trademarks.

Serial Number	Filing Date (Application)	Mark	Country	Status
87411586	N/A	TRUST STAMP	US	ISSUED
87463624	N/A	TRUSTED MAIL	US	ISSUED
88256534	N/A	IDENTITY LAKE	US	ISSUED
88674108	October 30, 2019	TRUSTCARD	US	PENDING
88708795	November 27, 2019	MYHASH	US	PENDING
88709274	November 27, 2019	TRUSTED PRESENCE	US	PENDING

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

THE COMPANY’S PROPERTY

The Company leases office space at 75 5th St NW, Suite 2290 Atlanta, Georgia, 30308 which serves as its headquarters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2019 and December 31, 2018 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

In 2018, our focus was on the growth of our management and technical teams and the development of our core intellectual property and technology and its implementation, testing and refinement in paid applications with only minimal investment in business development. In parallel, we participated in multiple national and international incubator and accelerator programs and conducted extensive customer discovery. Our ability to market our technology during 2018 was limited by certain exclusivity provisions that were granted to Synchrony Financial. While Synchrony Financial remains an active client generating significant ongoing revenue for the Company, the exclusivity expired on December 28, 2018. During 2018, our planned operating deficits were funded by raising seed and strategic capital.

In 2019, while continuing to service our initial client, we focused our business and product development on a strategic partnership with Mastercard directed to the use of our technology for global Humanitarian and Development projects. Under our agreements with Mastercard, we receive initial revenue for the development and licensing of proprietary software applications and long-term revenue based upon usage volumes. In addition, in December 2019, Mastercard Investment Holdings Inc., made a strategic investment in our company. Based upon initial indications of market-interest we anticipate significant growth in end-user implementations of our technology for Humanitarian and Development purposes in 2020 and thereafter.

In August 2019 we entered a highly selective Cybersecurity accelerator operated by Wayra on behalf of the National Cyber Security Center, a division of GCHQ in the UK. The accelerator provides us with the use of an office facility in Cheltenham, UK and access to unparalleled technical expertise as well as exposing us to potential government, law enforcement and private sector business opportunities. In 2019 we have committed financial and human resources to the program with the dual aim of strengthening our technology and identifying commercial opportunities. In February 2020 we opened and started to staff a permanent office in close proximity to GCHQ in Cheltenham, UK to maximize the realization of the opportunities that are arising.

In 2020 and 2021 we will focus our U.S. marketing efforts on recruiting financial institutions and law enforcement agency participants for our Identity Lake and Zero-Knowledge-Proof offerings. This will allow our hashing technology to be leveraged to match and deduplicate identities on an inter-organization basis without disclosing personal identifying information. This endeavor will generate only nominal revenue in 2020 and limited revenue in 2021, but if successful in demonstrating the value of the technology, will lay the foundation for long-term annual recurring revenue from access and usage fees.

Results of Operations

Net Sales. Net sales for the twelve months ended December 31, 2019 increased 153% to $2,108,884 as compared to $834,660.00 for the twelve months ended December 31, 2018. This increase is largely the result of a new purchase order from its existing customer requesting the Company to provide technology services for approximately $556,000 during the year ending December 31, 2019, as well entering into service and software licensing agreements with a new customer in 2019, which led to a significant increase in the Company’s revenues.

Cost of Services. Cost of sales for the twelve months ended December 31, 2019 increased 160% to $702,744 as compared to $270,485 for the twelve months ended December 31, 2018. Cost of sales increased as our sales increased, as described above.

Research and Development Expenses. Research and development expenses for the twelve months ended December 31, 2019 increased 54% to $854,590 from $556,249 for the twelve months ended December 31, 2018. This increase was due to our decision to invest more money in research and development with the goal of accelerating our product development. Research and development costs consist primarily of personnel costs, including salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with internal-use software activities, front end application development in which technological feasibility has not been established, and services rendered to customers under funded software-development arrangements.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the twelve months ended December 31, 2019 increased 4% to $2,284,613 from $2,206,522 for the twelve months ended December 31, 2018. General and administrative expenses were generally comprised of payroll, legal and professional fees, which have increased in 2019 in connection with preparing for our intended Regulation A offering. Although our payroll expenses increased for the twelve months ended December 31, 2019 due to salary increases and hiring additional personnel, these costs were largely offset by a significant reduction in stock-based compensation, and the elimination of the “general counsel” position at the Company. Advertising and marketing expense totaled $86,813 and $93,181 for the years ended December 31, 2019 and 2018, respectively.

Operating Loss. As a result of the foregoing, we sustained an operating loss of $2,036,117 for the twelve months ended December 31, 2019, a decrease of 16.8% compared to a loss of $2,378,315 for the twelve months ended December 31, 2018.

Interest Expense. Interest expense on outstanding convertible notes was $(98,612) for the twelve months ended December 31, 2019, a decrease of 57% from $(230,668) for the twelve months ended December 31, 2018. This decrease is primarily due to extinguishment of outstanding convertible notes of the Company pursuant to the July 1, 2019 settlement agreement with Emergent. (See “Interest of Management and Others in Certain Transactions.”)

Net Income (Loss). As a result of the foregoing, net loss for the twelve months ended December 31, 2019 decreased 18%, to $(2,143,506) from $(2,623,512) for the twelve months ended December 31, 2018.

Liquidity and Capital Resources

As of December 31, 2019 we had approximately $331,761 cash in our banking accounts. As of February 29, 2020, the Company had generated cash receipts related to customer contracts of $1,274,600. In addition, $300,000 cash was received in January 2020 from the sale of Warrants resulting in total cash receipts of $1,574,600 as of February 29, 2020. Purchase orders received in January and February represent 2020 revenue totaling $300,000 – however, this $300,000 was not received in cash, but rather was received as a $300,000 reduction in the balance of the Company’s outstanding SAFE with the Emergent, as discussed in the “SAFEs” subsection below.

Effective September 3, 2019, the Company entered into a software license agreement with a customer pursuant to which the Company will receive minimum total fees of $150,000 in 2020, $200,000 in 2021, and $250,000 rising by 15% in each subsequent year with a minimum cap (not a minimum fee) of $1,000,000 for 2022 and beyond. As such, we expect this to be a steady source of revenue for the Company going forward.

Assuming we receive no proceeds from this offering, our cash on hand and projected receipts are sufficient to fully fund our operations for the next 10 months. Nevertheless, we intend to generate additional cash flow from financing activities, including the sale of warrants to acquire the Company’s Common Stock. For instance, on April 22, 2020, the Company entered into a promissory note for $350,000 with Second Century Venture in which the Company received net proceeds of $345,000. The promissory note matures on April 22, 2021 and accrues interest at a rate of 8% per annum, compounded monthly.

The minimum amount set out in the “Use of Proceeds”, combined with cash on hand and projected revenue receipts, would provide us with adequate liquidity and resources to operate our business through until December 31, 2020.

Issuances of Equity, Convertible Notes, Warrants and SAFEs

Convertible Notes

On December 16, 2016, the Company entered into a convertible promissory note in which the Company received $100,000 through the issuance of the convertible promissory note. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest was initially due on December 16, 2018 and is not pre-payable unless there is a change in control. An extension was granted by the investor to extend the maturity date to June 30, 2020. This note has a balance of $114,998.08 as of the date of this offering. The form of this convertible note is included as Exhibit 3.2.

Warrants

In connection with issuances of convertible notes, the Company has also issued warrants for its common stock.

•	The Company issued an investor a warrant to purchase 50 shares of common stock with an exercise price of $1,333.33 per share, reflecting the pre-split value of the shares and will be adjusted per the terms of the warrant. The warrant was issued on September 30, 2016. This warrant is outstanding as of the date of this Offering Circular.

•	The Company issued a customer a warrant to purchase 50 shares of common stock with an exercise price of $5,000 per share, reflecting the pre-split value of the shares and will be adjusted per the terms of the warrant. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires 10 years from the issuance date. This warrant is outstanding as of the date of this Offering Circular.

•	The Company has issued a customer a warrant to purchase up to $1,000,000 of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016 and is outstanding as of the date of this Offering Circular.

•	The Company has issued warrants to purchase $50,000 of common stock. The warrants were issued on December 16, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. This warrant is currently outstanding as of the date of this Offering Circular.

•	The Company has issued a warrant to purchase 5 shares of common stock with an exercise price of the lower of (i) the last 409a valuation of the Company’s common stock or (ii) the quotient of $1,000,000 divided by the aggregate number of the Company’s fully diluted capitalization upon exercise. The warrants were issued on January 4, 2016 under an accelerator program. There is no vesting period, and the warrants expire in 10 years from the issuance date. This warrant is still outstanding as of the date of this Offering Circular.

The forms of these warrants are included with this Offering Circular as Exhibits 3.8, 3.9, 3.10, 3.11 and 3.12.

The Company also entered into separate warrant agreements with certain parties.

On January 23, 2020, the Company issued to an investor a warrant to purchase 186,442 shares of the Company’s common stock at an exercise of $8.00 per share in exchange for the cancellation of a $100,000 SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with an agreed value of $120,012.72. A form of this warrant is included as Exhibit 3.14 to this Offering Circular.

On January 23, 2020, the Company issued to an investor a warrant to purchase 932,111 shares of the Company’s common stock at a strike price of $8.00 per share in exchange for $300,000 in cash and “Premium” sponsorship status with a credited value of $100,000 per year for 3 years. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well providing the Company certain other promotional opportunities organized by the investor. A form of this warrant is included as Exhibit 3.15 to this Offering Circular.

SAFES

On July 1, 2019, the Company entered into SAFE in the sum of $2,111,953 issued to Emergent in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2,111,953 and valuation cap of $20,000,000). The SAFE is repayable on demand on or after January 31, 2021, if not previously converted or redeemed. On February 4, 2020, the Company entered into an agreement with Emergent pursuant to which the balance on the SAFE was reduced to $1,611,953 in exchange for a Purchase Order issued by Emergent to the Company in respect of work to be completed by the Company for Emergent in 2020, as well as in consideration for the Company to enter into the agreement. A copy of this agreement is included as Exhibit 6.7. The Company intends to apply any proceeds of this offering in excess of $3,600,000 to the reduction or redemption of this SAFE.

The SAFE Agreement with Emergent is included as Exhibit D to Exhibit 6.1 of this Offering Circular.

Sales of Common Stock

At December 31, 2018, the Company was authorized to issue two thousand (2,000) shares of common stock, $0.01 par value per share. As of December 31, 2018, the Company had issued 860.5 shares of the Company’s Common Stock for proceeds of $5,208,296. All of the Common Stock sold as described herein was subject to the 1-for-1602.5641031 split of the Company’s issued and outstanding common stock, rounding up for all holders, effected October 25, 2019.

In addition, the Company entered into three Secured Loan Agreements with on August 16, 2017 – one with Alex Valdes, the Company’s Chief Financial Officer, one with Andrew Scott Francis, the Company’s Chief Technology Officer, and one with an employee of the Company. The Company issued 66 shares of the Company’s common stock in exchange for $225,000 in stockholders’ notes receivable. Interest accrues on these Secured Loan Agreements at a rate equal to the Wall Street Journal Prime Rate and accrues interest on a compounded basis annually, provided, however, that so long as the loan holders remain employed by the Company, the interest rate shall be abated to the Applicable Federal rate at August 2017 of 0.96% per annum. The Secured Loan Agreements with Alex Valdes and Andrew Scott Francis are included as Exhibits 6.3, 6.4, and the form of the secured loan agreement with the employee is included as Exhibit 3.13

Sale of Series A Preferred Stock

On September 27, 2019, the Company entered into a stock purchase agreement pursuant to which the Company issued 39 shares of Series A Preferred Stock, which was then subject to the company’s 1:1602.5641031 split, in exchange for $700,000. This agreement is included as Exhibit 6.2 to this offering statement.

On December 3, 2019 the Company issued a convertible promissory note in the principal amount of $700,000. The note has a maturity date of December 31, 2025, and accumulates interest at 5% per annum interest from December 31, 2020. The note will automatically convert into shares of preferred stock of the Company upon the sale by the Company of preferred stock for gross proceeds of $3,000,000 or more. If this does not occur prior to December 31, 2020, then the note holder has the right to convert the note at any time. The form of this convertible promissory note is included as Exhibit 3.3.

Plan of Operations and Milestones

We have established the following milestones in our plan of operations for the next 12 months:

●	If we raise the minimum amount set out in the “Use of Proceeds” we will focus our attention on marketing and delivering our existing product range with limited investment into Research & Development for new projects unless funded by customer contracts. This will involve minimal additional staffing to support internal sales processes.
●	If we raise more than the minimum amount set out in “Use of Proceeds” we will utilize the additional resources to grow our Research & Development team and invest in new products. This will require the hiring of additional scientific, technical and development staff.
●	If we raise more than $3,600,000, we will use any amount raised over that sum to pay-down or redeem the SAFE that was issued to Emergent Technology Holdings LP. As the SAFE was issued at an earlier, lower valuation, paying down or redeeming the SAFE will be accretive to the net valuation per share for all shareholders versus allowing the SAFE to mature and convert.

We believe the minimum offering amount of proceeds from this offering will satisfy our cash requirements to implement our plan of operations through December 31, 2020.

Trend Information

By 2023, mobile biometrics will annually authenticate $2 trillion of in-store and mobile payments, according to a 2019 report published by Juniper Research on Biometric Authentication & Tokenization in 2019-2024. Revenue from the global biometrics services market is projected to grow from $14.9 billion in 2018 to $42.9 billion in 2025, a CAGR of 16.3 percent, according to a 2019 report published by 360iresearch on the global biometrics market. We believe the size of this market presents an exciting opportunity for our Company. Based on those market projections, we believe that securing even a small percentage of the addressable market could result in significant revenues to the Company in the future.

Prior to 2019, the Company was economically dependent on one customer (Synchrony Financial) which comprised over 95% of the Company’s revenues. The “Statement of Work” under which the Company received all of its revenues in 2017 and a substantial portion of its revenues in 2018 was completed as of December 2018. If the Company had received no more Statements of Work from this customer in 2019 and beyond, it could have had a significant negative effect on the Company’s operations. However, the Company received two additional purchase orders for work for Synchrony Financial in 2019 and received revenue from Synchrony Financial amounting to $539,395 and in January 2020 the Company received a Purchase Order from Synchrony Financial for work to be conducted in 2020 in the sum of $631,250. Effective March 18, 2019, the Company entered into a technology services agreement with a new customer, Mastercard, resulting in multiple Statements of Work totaling approximately $1,700,000 in fees in 2019. Effective September 3, 2019, the Company entered into a software license agreement with this same customer, resulting in per use fees with minimum total fees of $150,000 in 2020, $200,000 in 2021, and $250,000 in 2022 rising by 15% in each subsequent year with a minimum annual fee (not the total fee payable) cap of $1,000,000.

Relaxed Ongoing Reporting Requirements

If we become a public reporting Company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting Company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting Company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Executive Officers
Gareth Genner	Chief Executive Officer	60	January 1, 2016
Andrew Gowasack	President	28	January 1, 2016
Alex Valdes	Chief Financial Officer, EVP, and Secretary	30	September 1, 2016
Andrew Scott Francis	Chief Technology Officer	46	August 28, 2016
Directors (1)
Gareth Genner		60	January 1, 2016
Andrew Gowasack		28	January 1, 2016
Mark Birschbach		43	August 20, 2017
Significant Employees
John Wesley Bridge	EVP	53	March 26, 2019
Emma Lindley	EVP, Chief Commercial Officer	40	February 1, 2020
Kinny Chan	EVP	42	March 1, 2020
Nisha N Naik	Marketing Director	23	May 12, 2019
Norman Hoon Thian Poh	Chief Science Officer	43	September 1, 2019

(1)	Pursuant to an oral agreement entered into with FSH Capital as a pre-condition to their investment (and subsequently confirmed by resolution of the Board of Directors of the Company), FSH Capital has the right to nominate one (1) director of the Company. None of the current directors have been nominated by FSH Capital. As such, they currently have the right to nominate an additional director to the Company’s Board.

Gareth Genner, Chief Executive Officer, Director

With over 20 years’ experience in founding, operational and advisory capacities, Gareth provides Trust Stamp with technical, managerial, and visionary skills, as well as legal expertise. Gareth has successfully conceptualized, implemented, scaled, and exited multiple businesses including a cloud storage enterprise and an online educational platform which was acquired by a non-profit educational group. Immediately prior to Trust Stamp, Gareth served as CEO of Edevate LLC, and President of Pontifex University from 2013 to 2015. A British lawyer by training, Gareth holds a U.S. LLM in International Taxation & Financial Services.

Andrew Gowasack, President, Director

An economist by education, Andrew began his career in financial services sales and marketing. Although Trust Stamp is Andrew’s first startup, he has immersed himself in the lean-startup environment by completing incubator programs through Founder’s Space in San Francisco, QC FinTech in Charlotte, Plug and Play in both Silicon Valley and the United Arab Emirates and NAR REach ® in Chicago. Each of these programs has provided a unique perspective and honed a distinct set of startup skills. Prior to joining Trust Stamp, Andrew worked at Ashford Advisers, a financial services company, where he worked as a Marketing Coordinator from 2015 until joining the Company. As President, Andrew oversees business development and operations and acts as Chief Product Evangelist.

Alex Valdes, Chief Financial Officer, Secretary

Before graduating college, Alex founded and operated four separate companies, to pay his way through college. Before graduating, Alex spent 15 months studying abroad in Mexico where he launched an innovative microfinance lending system in partnership with the Yucatan State Department of Economic Development. From 2007 to 2012, Alex successfully exited each of the businesses, all of which are in operation today and completed his degree in accounting at The University of Georgia. Alex worked in public accounting from 2014 to 2016 as a strategy consultant and in January of 2016, became an Advisor for Trust Stamp. After 9 months as an Advisor, Alex joined the company full-time and now serves as the Chief Financial Officer & EVP.

Andrew Scott Francis, Chief Technology Officer

Prior to joining Trust Stamp as CTO, Scott served for 9 years in the Program Management Office with Google. This role was very entrepreneurial in nature as he was tasked with helping oversee the creation and development of a global PMO team spread across multiple data centers across the US and Europe, essentially acting as a startup intrapreneur. Prior to Google, Scott served for 10 years in a number of startup companies in Atlanta, Austin and Silicon Valley in software programming, management, and configuration management roles. As CTO, Scott oversees the Company’s software development team and programs, has responsibility for the Company’s hardware and software assets and plays a key role in working with the Company’s clients on all technical aspects of the relationship.

Mark Birschbach, Director

Mark is the Senior Vice President of Strategic Business, Innovation & Technology (SBIT) for the National Association of REALTORS®. Mark and his team drive innovation in real estate and benefits to NAR members through strategic relationships with a broad range of business and technology players driving significant non-dues revenue, return on investment, and cost savings to NAR members. Mark is responsible for managing Second Century Ventures; the REach® Technology Accelerator, the REALTOR Benefits® Program, the Center for REALTOR® Technology and NAR’s top-level domains. Mark is also leading NAR’s effort to create a strategic think tank of world class business leaders and innovators.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our three highest-paid directors and executive officers as follows:

Name and Position	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Gareth Genner, Chief Executive Officer	Chief Executive Officer	$220,000	-	$220,000
Andrew Gowasack, President	President	$220,000	-	$220,000
Andrew Scott Francis, Chief Technology Officer	Chief Technology Officer	$180,000	-	$180,000

For the fiscal year ended December 31, 2019, we paid our directors as a group (3) $0. There are three directors as of the date of this offering circular.

On April 9, 2019, management created a new entity, Tstamp Incentive Holdings (“TSIH”) to which the Company issued 320,513 shares of common stock to TSIH that the Board of the Company can use for employee stock awards in the future. None of these shares are outstanding as of December 31, 2019.

Other than cash compensation, no other compensation was provided to the executive officers or directors in their capacities as officers and directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of March 1, 2020, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities. The table assumes that all options and warrants have vested.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class	Percent of Voting Power
Officers and Directors
Gareth Genner, Chief Executive Officer, 75 5th St NW, Suite 2290, Atlanta, Georgia 30308 (1)	Common Stock (Class A)	801,285		0	41.63%	38.99%
Alex Valdes, Chief Financial Officer, 75 5th St NW, Suite 2290, Atlanta, Georgia 30308	Common Stock (Class A)	35,257		0	1.83%	1.72%
Andrew Scott Francis, Chief Technology Officer, 75 5th St NW, Suite 2290, Atlanta, Georgia 30308	Common Stock (Class A)	35,257		0	1.83%	1.72%
Officers and Directors as a Group (5 Total Persons)	Common Stock (Class A)	871,799		0	45.29%	42.42%
Significant Owners
FSH Capital LLC, 5 Concourse Pkwy, Suite 200, Atlanta GA 30328 (2)	Common Stock (Class A)	133,013		0	6.91%	6.47%
FSH Capital LLC, 5 Concourse Pkwy, Suite 200, Atlanta GA 30328	Series A Preferred Stock	62,874	(3)	0	3.27%	3.06%
10Clouds, Finlandzka 10, 03-903 Warszawa, Poland (5)	Series A Preferred Stock	67,366	(4)	0	3.50%	3.28%
Emergent Technology, 109 N. Post Oak Lane, Houston, TX 77024 (5)	Common Stock (Class A)	674,038		0	35.02%	32.80%

(1)	Represents shares held by T Stamp LLC, a company owned by FSH Capital LLC (35.0%), Andrew Gowasack (30.2%), GC Capital, LLC, a company owned and controlled by Mr. Genner’s family (25.8%), Alex Valdes (4.4%), Katherine Lambert (2.3%), and Michael Lindenau (2.3%). Gareth Genner is the manager of T Stamp LLC, and has voting and dispositive control over the shares held by this entity.
(2)	FSH Capital LLC is a company owned and controlled by Frank Hanna and Sally Hanna, each of whom has dispositive power over the shares of the Company held by FSH Capital LLC. This number does not include the 62,874 shares of Series A Preferred Stock held by FSH Capital LLC, which could be converted into 62,874 shares of Class A Common Stock of the Company, giving FSH Capital LLC total holdings of 195,887, or 8.72% of the issued and outstanding Class A Common Stock.
(3)	Represents 62,874 shares of Class A Common Stock on an as-converted basis, or 3.27 % of the issued and outstanding Class A Common Stock.
(4)	Represents 67,366 shares of Class A Common Stock on an as-converted basis, or 3.49% of the issued and outstanding Class A Common Stock.

(5)	10Clouds is owned by Maciej Cielecki (50%) and Michal Klujszo (50%), each of whom have voting and dispositive control over the shares held by this entity.
(6)	Emergent Technology has 42 limited partners with voting units. No one limited partner has excess of 17% ownership of Emergent Technology’s voting units. The voting and dispositive control over the shares of T Stamp Inc. vests in the Board of Directors of Emergent Technology Holdings GP Ltd., the General Partner of Emergent Technology, consisting of Brent de Jong, Jason LeBlanc, and Tony Moreau, none of whom individually have voting or dispositive powers of the shares of T Stamp Inc.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

FSH Capital, LLC – Stock Purchase Agreement

On September 27, 2019 FSH Capital LLC received the Series A Preferred Stock of the Company in exchange for $700,000, on parallel terms to those offered in this offering. (See Exhibit 6.2). As of the date of this offering, FSH Capital, LLC holds greater than 10% of the Company’s issued and outstanding common and preference stock, and pursuant to an oral agreement memorialized by a resolution of the Company’s Board, has the right to appoint a Director to the Board of the Company but has not done so.

Settlement Agreement with Emergent Technology Holdings LP

Effective July 1, 2019, the Company entered into a settlement agreement with Emergent (the “Settlement Agreement”) pursuant to which the Company and Emergent agreed to numerous terms, including, but not limited to, the following:

(1)	A subscription agreement between the Company and Emergent dated August 22, 2018, was terminated, and the remaining $500,000 that Emergent owed the Company under the agreement was extinguished.
(2)	Emergent assumed two convertible notes payable totaling $2,500,000 plus accrued interest of $248,611 and extinguished the Company’s obligation to reimburse Emergent for the convertible notes.
(3)	Emergent extinguished the Company’s obligation to reimburse Emergent for approximately $137,935 of expenses that were previously covered by Emergent.
(4)	The Company and Emergent entered into a technical services agreement dated July 1, 2019 (the “Technical Services Agreement”) in which the Company agreed to provide certain technical services to Emergent for approximately $274,593.34 in consideration. (See Exhibit A of the Settlement Agreement filed as Exhibit 6.1)
(5)	The Company and Emergent entered into a license agreement (the “License Agreement”) in which the Company assigned all rights/title to certain software produced by the Company to Emergent and issued a perpetual, irrevocable license to Emergent of the granting certain intellectual property rights in the software. (See Exhibit B of the Settlement Agreement filed as Exhibit 6.1)
(6)	The Company and Emergent entered into a referral agreement (the “Referral Agreement”) in which Emergent can act as a channel partner and sell the Company’s products in exchange for commissions on those sales. (See Exhibit C of the Settlement Agreement filed as Exhibit 6.1)
(7)	The Company and Emergent entered into a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2,111,953 and valuation cap of $20,000,000) that would be exercised upon a qualified equity financing. A put option also exists in this agreement in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7,000,000 of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment. (See Exhibit A of the Settlement Agreement filed as Exhibit 6.1). In February 2020, the Company entered into an agreement with Emergent to provide Emergent with software development services in 2020 and Emergent issued an irrevocable Purchase Order to the Company. Pursuant to that agreement and Purchase Order, the balance on the SAFE was reduced to $1,611,953. (See Exhibit 6.7 for a copy of this agreement.)

Second Century Ventures - Promissory Note and Warrant Agreement

On April 22, 2020, the Company entered into a promissory note for $350,000 with Second Century Ventures ("SCV") in which the Company received net proceeds of $345,000. Mark Birschbach, a director of the Company is the Manager of SCV. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable will be due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement. The note accrues interest at a rate of 8% per annum, compounded monthly. This note is included as Exhibit 6.8.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase Class A Shares of Common Stock of the Company with SCV. The warrant agreement issued SCV a warrant to purchase 15,000 shares at a strike price of $0.01 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price, the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the Class A Shares of Common Stock are converted to other securities, the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. This warrant agreement is included as Exhibit 6.9.

In conjunction with the Company entering into the promissory note, TStamp Incentive Holdings ("TSIH") entered into a Guaranty and Stock Pledge Agreement with SCV on April 22, 2020. As part of this agreement the payment and performance of the note are secured by 65,000 Class A Shares of the Common Stock of the Company pledged through TSIH.  This agreement is included as Exhibit 6.10.

As of the date of this offering, Emergent holds greater than 10% of the Company’s issued and capital stock and is therefore a related party of the Company.

Other than the transactions listed above and payment of compensation under employment contracts, no officer, director or holder of a 10% or greater interest in the equity of the Company (or family member thereof) has entered into any proposed or current transaction with the Company that exceeds $120,000 or 1% of the average of the Company’s total assets at any year end.

SECURITIES BEING OFFERED

General

The Company is offering shares of Series A Preferred Stock in this offering. The Series A Preferred Stock may be converted into shares of the Common Stock of the Company at the discretion of each investor, or automatically upon the occurrence of certain events, like an initial public offering. A such, the Company is therefore qualifying up to 718,870 shares of Series A Preferred Stock, convertible into 718,870 shares of Common Stock, under the Offering Statement of which this Offering Circular is a part.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Trust Stamp’s amended certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Trust Stamp’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the Company and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of Class A and Class B Common Stock, par value $0.01 per share, and Preferred Stock, par value $0.01 per share. The total number of authorized shares of Common Stock of Trust Stamp is 7,500,000 and the total number of authorized shares of Preferred Stock is 2,000,000, all of which is designated as Series A Preferred Stock.

As of March 1, 2020, the outstanding shares of the Company included:

	Authorized	Issued
Series A Preferred Stock	2,000,000	130,240
Common Stock	7,500,000	1,924,996

The Company has two classes of Common Stock – Class A Common Stock and Class B Common Stock. There is no issued Class B Common Stock. The rights and preferences of these classes of Common Stock are summarized below.

Voting Rights

Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors. Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Class A shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Dividend Rights

Holders of each class of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s Restated Articles. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of each class of Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company. Holders of the Series A Preferred Stock are entitled to a liquidation preference that is senior to holders of each class of the Common Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Common Stock.

Exchange Rights

A holder of shares of Class A Common Stock shares that is a bank, savings association, or a holding company (or an affiliate thereof) may at any time choose to exchange all or any portion of shares of Class A Common Stock it holds for shares of Class B Common Stock. In the event of such an election, each Class A share for which the holder makes such election shall be exchanged for a Class B share on a one-for-one basis without the payment of any additional consideration. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Class A shares for which it made such election, and such Class A shares shall be cancelled.

Transfer Rights

In the event a holder of Class B shares transfers all or any portion of its Class B shares to a “Permitted Transferee” (as defined below), such Permitted Transferee will be entitled to elect to exchange all or any portion of such Class B shares for Class A shares on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Class B shares for which it made such election, and such Class B shares shall be cancelled. A “Permitted Transferee” is a person or entity who acquires Class B Shares from a bank, savings association, or a holding company (or an affiliate thereof) in any of the following transfers:

(i)	A widespread public distribution;
(ii)	A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities of the Company
(iii)	An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees); or
(iv)	To a party who would control more than 50% of the voting securities of the Company without giving effect to the Class B Shares transferred by a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees).

Series A Preferred Stock

Voting Rights

Each holder of the Company’s Series A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Each holder of Series A Preferred Stock will be entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded.

Additionally, the holders of the Series A Preferred Stock are entitled to certain protective provisions that require the Company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to effecting certain corporate actions, comprised of the following:

(a)	alter the rights, powers, or privileges of the Preferred Stock in a way that adversely affects the Preferred Stock;

(b)	increase or decrease the authorized number of shares of any class or series of capital stock;

(c)	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation of the Company, as then in effect, that are senior to or on a parity with any series of Preferred Stock;

(d)	redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);

(e)	declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock;

(f)	increase or decrease the number of directors of the Company;

(g)	liquidate, dissolve, or wind-up the business and affairs of the Company

Certain Limitations of Voting Rights of Series A Preferred Stock compared to Common Stock

The holders of the Series A Preferred Stock have limited voting rights compared to those of the holders of our Common Stock. The holders of our Common Stock are entitled to elect four (4) directors of the corporation to our Board of Directors alone as a class, so long as 25% of the Company’s Preferred Stock remains outstanding. Series A Preferred Stockholders therefore have no choice as to the election of four members of the Board of Directors of the Company. The Series A Preferred Stockholders do not have the right to vote for any directors of the Company as a standalone class, which is a right held by the Common Stockholders. The holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock for the election of one (1) independent director, and may vote together with the holders of the Common Stock on any additional directors to be elected to our Board of Directors after the initial five (5) directors are elected.

Dividend Rights

Holders of Series A Preferred Stock will be entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of the Common Stock. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the Company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate will be one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock:

i)	immediately upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act

ii)	upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis.

In either of these events, the shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the Company, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for the shares of Series A Preferred Stock will be $7.79 per share (the “Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Series A Preferred Stock, the remaining assets of the Company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Drag Along Right

The investors’ rights agreement that investors will execute in connection with the offering contains a “drag-along provision” related to the certain events, such as the sale, merger, or dissolution of the Company (a “Liquidating Event”). Investors who purchase Series A Preferred Stock agree that, if the board of directors, the majority of the holders of the Company’s Common Stock, and the majority of the holders of the Company’s Series A Preferred Stock vote in favor of such a Liquidating Event, then such holders of Series A Preferred Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to Liquidating Event, and deliver any documentation or take other actions reasonably requested by the Company or the other holders in connection with the Liquidating Event.

Information Rights

The Company also agrees in the investors’ rights agreement to grant certain information rights to investors in this offering that invest $50,000 or more in this offering (“Major Purchasers”). The information rights provided to Major Purchasers include: (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

Additional Rights and Participation Rights

The investors’ rights agreement that investors will execute in connection with the offering grants investors and their transferees’ certain rights in connection with the Company’s next equity offering. If in its next equity offering after the date that an investor executes the investors’ rights agreement (the “Next Financing”) the Company issues securities that (a) have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock or (b) provide all such future investors in the Next Financing contractual terms such as registration rights, the Company agrees to provide substantially equivalent rights to the investor with respect to the Series A Preferred Stock (with appropriate adjustment for economic terms or other contractual rights), including the amount of the Series A preferred stock liquidating distributions, through the investor’s proxy, if applicable, subject to the investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in the Next Financing. Upon the execution and delivery of the Next Financing Documents, the investors’ rights agreement (excluding any then-existing and outstanding obligations) will be automatically amended and restated by and into the Next Financing Documents and will be terminated and of no further force or effect. As a result, the rights of investors who participate in any Next Financing will instead be governed by the Next Financing Documents.

In the investors’ rights agreement, the Company also grants investors in this offering participation rights. Investors will have the right of first refusal to purchase the investor’s Pro Rata Share of any New Securities (each as defined below) that the Company may issue in the Next Financing. The investor will have no right to purchase any New Securities if the investor cannot demonstrate to the Company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws. An investor’s “Pro Rata Share” means the ratio of (i) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Series A Preferred Stock owned by the investor, to (ii) that number of shares of the Company’s capital stock equal to the sum of (A) all shares of the Company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and promissory notes, and (B) all shares of the Company’s capital stock reserved and available for future grant under any equity incentive or similar plan.

“New Securities” means any shares of the Company’s capital stock to be issued in the Next Financing, including Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (ii) Common Stock or Series A Preferred Stock issued upon conversion of any outstanding convertible notes; a(iii) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the date the Offering Statement is qualified by the Commission and any securities issuable upon the conversion thereof; (iv) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (v) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date the Offering Statement is qualified by the Commission to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the board of directors; (vi) shares of the Company’s Series A Preferred Stock issued in this offering; (vii) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the board of directors; (vii) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act; and (ix) any other shares of the Company’s capital stock, the issuance of which is specifically excluded by approval of the board of directors.

The Company will send investors, or investors’ proxies, if applicable, a notice describing the type of New Securities and the price and the general terms upon which the it proposes to issue the New Securities. An investor will have fourteen (14) days from the date of notice, to agree to purchase a quantity of New Securities, up to their Pro Rata Share. If an investor fails to exercise in full the right of first refusal within the 14-day period, then the Company will have one hundred twenty (120) days after that to sell the New Securities with respect to which the investor’s right of first refusal was not exercised. If the Company has not issued and sold the minimum amount of New Securities to be sold in the Next Financing within the 120-day period, then the Company will not issue or sell any New Securities without again first offering those New Securities to investors in accordance with the terms of the investors’ rights agreement.

T STAMP, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS As of and for the Years Ended December 31, 2019 and 2018 And Report of Independent Auditor

T STAMP, INC. AND SUBSIDIARIES

Report of Independent Auditor

To the Board of Directors

T Stamp, Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of T Stamp, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

F-1

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, since its inception, the Company’s revenues have been lower than its operating expenses and has incurred significant losses, negative cash flows from operations, and has an accumulated deficit, all of which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regard to that matter hinge upon successfully raising additional capital as described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia

February 28, 2020

(Except for the retrospective restatement of the consolidated balance sheets and consolidated statements of stockholders’ equity (deficit) to reflect the October 24, 2019 1602.56-for-1 forward stock split and the common and diluted loss per share and weighted average shares data included in the consolidated statements of operations which the date is April 2, 2020, and for the disclosure of the promissory note, guaranty and stock pledge agreement, and warrant agreement issued to Second Century Ventures on April 22, 2020 in Note 20 which the date is April 28, 2020.)

F-2

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$331,761	$167,702
Accounts receivable	87,759	17,968
Related party receivables	16,322	97,894
Stock subscription receivable asset	-	1,000,000
Prepaid expenses and other current assets	122,690	77,006
Total Current Assets	558,532	1,360,570
Property and equipment, net	1,167,147	903,757
Goodwill	1,248,664	1,248,664
Intangible assets, net	8,772	16,070
Investment in related party, at cost	962,000	-
Other assets	47,010	94,394
Total Assets	$3,992,125	$3,623,455

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-3

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

DECEMBER 31, 2019 AND 2018

	2019	2018
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$150,539	$34,341
Accrued expenses	53,835	79,232
Related party payables	198,744	191,691
Convertible notes payable plus accrued interest of $15,000 and $-0-, respectively	115,000	-
Deferred revenue	141,000	25,000
Total Current Liabilities	659,118	330,264

Convertible notes payable plus accrued interest of $2,250 and $201,070, respectively	717,250	2,816,070
Warrant liabilities	287,750	287,750
SAFE liabilities	2,236,953	867,708
Total Liabilities	3,901,071	4,301,792

Commitments and Contingencies, Note 8

Stockholders' Equity (Deficit):
Series A convertible preferred stock $.01 par value, 2,000,000 shares authorized, 130,240 and 0 shares issued and outstanding at December 31, 2019 and 2018	1,450,000	-

Common stock $.01 par value, 7,500,000 shares authorized, 1,924,996 and 1,379,006 shares issued and outstanding at December 31, 2019 and 2018	19,250	13,970
Additional paid-in capital	6,151,054	5,194,515
Noncontrolling interest	163,245	164,698
Stockholders' notes receivable	(225,000)	(225,000)
Stock subscription receivable	-	(500,000)
Accumulated other comprehensive loss	(33)	(2,384)
Accumulated deficit	(7,467,462)	(5,323,956)
Total Stockholders' Equity (Deficit)	91,054	(678,337)
Total Liabilities and Stockholders' Equity (Deficit)	$3,992,125	$3,623,455

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-4

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Net sales	$2,108,884	$834,660
Operating Expenses:
Cost of services provided	702,744	270,485
Research and development	854,590	556,249
Selling, general, and administrative	2,284,613	2,206,522
Depreciation and amortization	303,054	179,719
Total Operating Expenses	4,145,001	3,212,975
Operating Loss	(2,036,117)	(2,378,315)
Other Income (Expense):
Interest income	70	2,452
Interest expense	(98,612)	(230,668)
Change in fair value of warrant liability	-	(10,331)
Other income	82	2,802
Other expense	(2,198)	(3,186)
Total Other Expense, Net	(100,658)	(238,931)
Net Loss before Taxes	(2,136,775)	(2,617,246)
Income tax expense	(8,184)	(6,932)
Net loss including noncontrolling interest	(2,144,959)	(2,624,178)
Net loss attributable to noncontrolling interest	(1,453)	(666)
Net loss attributable to T Stamp, Inc.	$(2,143,506)	$(2,623,512)
Basic and diluted net loss per share attributable to T Stamp, Inc.	$(1.26)	$(2.13)
Weighted-average shares used to compute basic and diluted net loss per share	1,698,196	1,233,630

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-5

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Net loss including noncontrolling interest	$(2,144,959)	$(2,624,178)
Other Comprehensive Loss:
Foreign currency translation adjustments	2,351	(2,384)
Total Other Comprehensive Loss	2,351	(2,384)
Comprehensive loss	(2,142,608)	(2,626,562)
Comprehensive loss attributable to noncontrolling interest	(1,453)	(666)
Comprehensive loss attributable to T Stamp, Inc.	$(2,141,155)	$(2,625,896)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-6

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Treasury Stock		Noncontrolling	Stockholders' Notes	Stock Subscription	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Receivable	Loss	Deficit	Total
Balance, January 1, 2018	-	$-	1,152,244	$11,522	$1903,527	-	$-	$165,364	$(225,000)	$-	$-	$(2,700,444)	$(845,030)
Issuance of common stock	-	-	202,724	2,027	2,677,973	-	-	-	-	-	-	-	2,680,000
Issuance of common stock through conversion of convertible notes payable	-	-	24,038	240	319,760	-	-	-	-	-	-	-	320,000
Issuance of stockholders' note receivable	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	293,255	-	-	-	-	-	-	-	293,255
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(2,384)	-	(2,384)
Stock subscription receivable	-	-	-	-	-	-	-	-	-	(500,000)	-	-	(500,000)
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(666)	-	-	-	-	(666)
Net loss attributable to T Stamp, Inc.	-	-	-	-	-	-	-	-	-	-	-	(2,623,512)	(2,623,512)
Balance, December 31, 2018	-	-	1,379,006	13,790	5,194,515	-	-	164,698	(225,000)	(500,000)	(2,384)	(5,323,956)	(678,337)
Vesting of stock awards	-	-	98,874	989	(989)	-	-	-	-	-	-	-	-
Issuance of common stock in exchange for Emergent Class A Units	-	-	447,115	4,471	957,528	-	-	-	-	-	-	-	962,000
Issuance of Series A convertible preferred stock	62,874	700,000	-	-	-	-	-	-	-	-	-	-	700,000
Conversion of SAFE liability to Series A convertible preferred stock	67,366	750,000	-	-	-	-	-	-	-	-	-	-	750,000
Issuance of shares into T stamp Incentive Holdings	-	-	-	-	-	320,513	-	-	-	-	-	-	-
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	2,351	-	2,351
Stock subscription receivable extinguishment	-	-	-	-	-	-	-	-	-	500,000	-	-	500,000
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(1,453)	-	-	-	-	(1,453)
Net loss attributable to T Stamp, Inc.	-	-	-	-	-	-	-	-	-	-	-	(2,143,506)	(2,143,506)
Balance, December 31, 2019	130,240	$1,450,000	1,924,996	$19,250	$6,151,054	320,513	$-	$163,245	$(225,000)	$-	$(33)	$(7,467,462)	$91,054

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-7

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Cash flows from operating activities:
Net loss attributable to T Stamp, Inc.	$(2,143,506)	$(2,623,512)
Net loss attributable to noncontrolling interest	(1,453)	(666)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	303,054	179,719
Stock-based compensation	40,218	293,255
Change in fair value of warrant liability	-	10,331
Noncash revenue discount	-	202,220
Noncash interest	72,083	228,893
Noncash revenue related to Emergent termination	(274,593)	-
Extinguishment of liability related to Emergent termination	137,935	-
Recognition (utilization) of R&D credit receivable against payroll tax	-	375
Changes in assets and liabilities:
Accounts receivable	(69,791)	(17,968)
Related party receivables	81,572	6,137
Prepaid expenses and other current assets	(45,684)	14,520
Other assets	47,384	-
Accounts payable and accrued expenses	50,583	(1,473)
Related party payables	7,053	189,327
Deferred revenue	116,000	(768,425)
Net cash flows from operating activities	(1,679,145)	(2,287,267)

Cash flows from investing activities:
Purchases of property and equipment	(4,391)	(21,539)
Capitalized internally developed software costs	(554,756)	(636,271)
Patent application costs	-	(17,015)
Net cash flows from investing activities	(559,147)	(674,825)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of stock subscription receivable	-	1,499,999
Proceeds from stock subscription receivable	1,000,000	-
Proceeds from issuance of Series A convertible preferred stock	700,000	-
Proceeds from borrowings under a factoring agreement	100,000	-
Repayment of borrowings under a factoring agreement	(100,000)	-
Proceeds from issuance of convertible notes payable	700,000	-
Net cash flows from financing activities	2,400,000	1,499,999
Effect of foreign currency translation on cash	2,351	(2,384)
Net change in cash and cash equivalents	164,059	(1,464,477)
Cash and cash equivalents, beginning of year	167,702	1,632,179
Cash and cash equivalents, end of year	$331,761	$167,702

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$26,529	$1,775

Supplemental disclosure of noncash activities:
Issuance of common stock in exchange for investment in related party	$962,000	$-
Conversion of SAFE liability to Series A convertible preferred stock	$750,000	$-
Assignment of convertible notes payable plus accrued interest	$2,748,611	$-
Issuance of SAFE liability	$2,111,953	$-
Stock subscription receivable extinguishment	$500,000	$-
Issuance of stock subscription receivable	$-	$1,500,000
Conversion of notes payable and accrued interest	$-	$320,000

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-8

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 1—Description of business and summary of significant accounting policies

Description of Business – T Stamp, Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp, Inc. and Subsidiaries (“Trust Stamp” or the “Company”) develops and markets identity authentication software solutions for enterprise partners and peer-to-peer markets. The Company’s patented proof of liveness technology that allows the Company to provide a unique suite of facial biometric based products that address critical needs in the financial, real estate, healthcare, insurance and P2P markets. The Company’s target markets and existing partnerships are characterized by the growing use of cyber connections to establish relationships requiring secure identification. The Company’s products address compliance issues such as Know Your Customer and Anti-Money Laundering as well as safety issues in various industries. Wherever there is a cyber relationship and/or a need for the trusted, secure identification/recognition of the parties to a transaction, Trust Stamp is developing unique products for which there are a growing demand.

Principles of Consolidation – The accompanying consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower Artificial Intelligence Technologies (“SAIT”), and Finnovation LLC (“Finnovation”). All significant intercompany transactions and accounts have been eliminated.

Use of Estimates – The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may be materially different from those estimates.

Assets and liabilities which are subject to judgment and use of estimates include capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation, warrant liabilities, and Simple Agreements for Future Equity (“SAFE”) liabilities.

Risks and Uncertainties – The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Liabilities Related to Warrants to Purchase a Variable Number of Common Stock – The Company records certain common stock warrants issued (see Note 14 for more detailed information) at fair value and recognizes the change in the fair value of such warrants as a gain or loss which is reported in the other income (expense) section in the consolidated statements of operations. In accordance with Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity, the Company reports the warrants recorded at fair value as liabilities because they contain certain provisions that may require the Company to issue a variable number of shares to settle such obligations. At the end of each reporting period, management determines the fair value of liabilities related to particular outstanding warrants by measuring the fair value of a common stock based on third party sales of common stock near the reporting date or the intrinsic value associated with the terms of certain warrants. The Company considered the use of a binomial model to value certain warrants at each reporting period but noted due to the limited number of warrants issued and underlying fair value of the common stock, differences in valuation would be immaterial to the consolidated financial statements taken as a whole.

Revenue Recognition – Prior to 2019, the Company generated revenue from rendering services under a funded software development arrangement as the technological feasibility of the computer software product being developed on the customer’s behalf had not been established. The arrangement was accounted for as a service contract and amounts received from the funding party was recognized as revenue as the services were rendered.

F-9

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 1—Description of business and summary of significant accounting policies (continued)

Additionally, the Company had also generated revenue from exclusivity clauses granted under a funded software-development arrangement, whereby the Company agrees that it will not provide certain products or services to others or will do so only on a limited basis. The Company’s policy is to treat exclusivity payments as a separately bargained for exclusivity arrangement and is considered a separate deliverable in which revenue is recognized ratably over the exclusivity period. All services rendered under the funded software development arrangement and revenue generated from exclusivity clauses was fully recognized prior to December 31, 2018 and the contract was completed.

The Company adopted the requirements of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”) as of January 1, 2019, utilizing the modified retrospective method of transition. Adoption of the new revenue standard resulted in changes to the Company’s accounting policies for revenue recognition as detailed below. Based on the results of the Company’s evaluation, the adoption of the new revenue standard did not have an impact on its revenue for the year ended December 31, 2019, as all revenue generated under contracts entered into prior to January 1, 2019 were completed as of December 31, 2018. Furthermore, the Company has not had a history of paying commissions and as a result there are no incremental commission costs to obtain contracts.

For the year ended, December 31, 2019, the Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

•	Identification of the contract, or contracts with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered. Based on the Company deriving its revenue primarily from professional services, the Company does not disclose a disaggregation of revenue other than customer concentrations disclosed in Note 4.

Deferred Revenue – Deferred revenue includes amounts collected or billed in excess of recognizable revenue. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria.

Cost of Services – Cost of services provided generally consists of the cost of hosting fees, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in cost of services.

F-10

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 1—Description of business and summary of significant accounting policies (continued)

Research and Development – Research and development costs are expensed as incurred and consist primarily of personnel costs, including salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with capitalized internal-use software activities, front end application development in which technological feasibility has not been established, and services rendered to customers under funded software-development arrangements. Depreciation and amortization expense is not included in research and development.

Advertising – Advertising costs are expensed as incurred. Advertising and marketing expense totaled $86,813 and $93,181 for the years ended December 31, 2019 and 2018, respectively.

Fair Value of Assets and Liabilities – The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, related party receivables, stock subscription receivable asset, accounts payable, accrued expenses, related party payables, deferred revenue, convertible notes payable, SAFE liabilities approximate their carrying values. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of December 31, 2019 and 2018, the Company had $42,975 and $0, respectively, which exceeded these insured amounts.

Accounts Receivable – No allowance for bad debts has been established. Bad debts are recognized when they are deemed uncollectible, and management considers all present receivables fully collectible.

Property and Equipment – Property and equipment are recorded at cost. Additions and major improvements are capitalized, while routine maintenance and repairs are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives.

F-11

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 1—Description of business and summary of significant accounting policies (continued)

Capitalized Software Development Costs – The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. The estimated useful life of costs capitalized is evaluated for each specific project. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods. Capitalized internal-use software is included in property and equipment in the accompanying consolidated balance sheets.

Long-Lived Assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that as of December 31, 2019 and 2018, no property and equipment, including capitalized internal-use software costs, was impaired.

Goodwill – In accordance with ASC Topic 350, Intangibles – Goodwill and Other, the Company does not amortize goodwill. Goodwill is tested for impairment annually or more frequently if events or circumstances indicate the goodwill might be impaired. Such conditions may include an economic downturn or a change in the assessment of future operations.

The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair value of its reporting unit using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. The amount the carrying value of the reporting unit exceeds the reporting unit’s fair value, if any, is recognized as an impairment loss. Management does not believe that the carrying values of intangible assets, including goodwill, are impaired as of December 31, 2019.

Stock- Based Compensation – The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each option grant is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for restricted stock grants. The calculated fair value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method.

Foreign Currency Translation – The functional currency for the Company’s foreign subsidiary is the local currency. For that subsidiary, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the balance sheet date. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiary. Income and expenses are translated at the average exchange rates for the period. Foreign currency exchange gain and losses are recorded in other income (expense).

Income Taxes – The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is created for deferred tax assets unless it is considered more likely than not that deferred tax assets will be realized.

F-12

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 1—Description of business and summary of significant accounting policies (continued)

Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at December 31, 2019 or 2018.

Simple Agreements for Future Equity (“SAFEs”) – The Company has issued several SAFEs in exchange for cash financing. These funds have been classified as long-term liabilities (See Note 15). The Company has accounted for its SAFEs as liability derivatives under ASC 815, Derivatives and Hedging . If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings, under the guidance prescribed by ASC 825-10. As of December 31, 2019 and December 31, 2018, the fair values of the SAFEs are equal to their face amounts that are the amounts originally transacted for, as evidenced by the SAFE amounts being transacted in arm’s length transactions with unrelated parties.

Loss per Share – Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents for the period. For purposes of this calculation, options to purchase common stock, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

New Accounting Pronouncements – In February 2016, FASB issued ASU 2016-02, Leases. The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either finance or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. This standard will be effective for the calendar year ending December 31, 2021. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements. See Note 8 for the Company’s operating leases.

Note 2—Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, has sustained net losses of ($2,143,506) and ($ 2,623,512) during the years ended December 31, 2019 and 2018, respectively, and has an accumulated deficit of ($7,467,462) as of December 31, 2019.

The Company’s ability to continue as a going concern in the next 12 months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Note 3—Variable interest entity

On April 9, 2019, management created a new entity, Tstamp Incentive Holdings (“TSIH”). Furthermore, on April 25, 2019, the Company issued 320,513 shares of common stock to TSIH that the Board can use for employee stock awards in the future. None of these shares are outstanding as of December 31, 2019. The Company does not own a majority of the stock in TSIH. However, the Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

F-13

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 4—Major customer and concentrations

Prior to 2019, the Company has been economically dependent on one customer for which this customer comprised 100% of the Company’s revenues. During the year ended December 31, 2019, the Company was economically dependent on two customers which made up approximately 87% of total revenue. The remaining revenue recognized during the year ended December 31, 2019, which made up approximately 13% of total revenue, related to the termination of the Emergent Technology Holdings LP (“Emergent”) Subscription Agreement as described in Note 11. The loss of or a substantial reduction in Statements of Work from the Company’s major customers could have a material effect on the consolidated financial statements.

Note 5—Property and equipment

Property and equipment at December 31, 2019 and 2018 consisted of the following:

	Useful Lives	2019	2018
Computer equipment	3 Years	$24,718	$21,539
Internally developed software	5 Years	1,696,258	1,141,502
Property and equipment, gross		1,720,976	1,163,041
Less accumulated depreciation		(553,829)	(259,284)
Property and equipment, net		$1,167,147	$903,757

Depreciation expense for the years ended December 31, 2019 and 2018 totaled $295,756 and $174,225, respectively.

Note 6—Investment in related party

In August 2018, Emergent and three of the Company’s shareholders entered into a stock purchase agreement, in conjunction with the Stock Subscription Agreement between the Company and Emergent as described in Note 10, whereby Emergent acquired 447,115 shares of common stock in the Company in a non-monetary exchange from those shareholders whereby the shareholders obtained 9.62 Class A Units of Emergent. As this transaction was between shareholders of the Company there was no impact on the Company’s consolidated financial statements for the year ended December 31, 2018.

In July 2019, the Company acquired those 9.62 Class A Units of Emergent from the Company’s shareholders in exchange for 447,115 shares of common stock in the Company. We do not have any employees on the Emergent Board of Directors or other abilities to influence the Company and our investment. Management recorded the value of these shares on the transaction date at a fair value of $962,000, which the Company determined by reference to transactions in the Company’s units, as well as information obtained from Emergent regarding the value of the Emergent units exchanged at the time of the original transaction in August 2018.

F-14

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 6—Investment in related party (continued)

The Company adopted ASU 2016-01, Financial Instruments, during the year ended December 31, 2019. As a result, the Company accounts for this investment under ASC 321, Investments - Equity Securities. The Company does not believe these shares have a readily determinable fair value as defined in the standard and as a result measures the investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company is also not aware of other transactions involving Emergent units that would provide a material change in fair value as of the end of the year, and we did not record an impairment as of December 31, 2019 after performing an assessment searching for such indicators of impairment.

Note 7—Goodwill and intangible assets

There were no changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018.

Intangible assets at December 31, 2019 and 2018 consisted of the following:

	Useful Lives	2019	2018
Patent application costs	3 Years	$24,216	$24,216
Accumulated amortization		(15,444)	(8,146)
Intangible assets, net		$8,772	$16,070

Amortization expense for the years ended December 31, 2019 and 2018 totaled $7,298 and $5,494, respectively.

Estimated future amortization expense of intangible assets is as follows:

Years Ending December 31,
2020	$7,467
2021	1,305
$8,772

Note 8—Commitments and contingencies

Operating Leases – The Company leased office space in Georgia and North Carolina under various operating lease arrangements on a quarter by quarter basis. As of December 31, 2019 there were no minimum lease commitments. Rental expense totaled $40,227 and $73,130 for the years ended December 31, 2019 and 2018, respectively.

Litigation – The Company is not currently involved with, and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

F-15

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 9—Borrowings

Convertible Notes Payable

Convertible notes payable at December 31, 2019 and 2018 consisted of the following:

Date Issued	Valuation Cap	2019	2018
August 18, 2017	$13,000,000	$-	$2,000,000
December 16, 2016	4,900,000	100,000	100,000
November 14, 2016	2,500,000	15,000	15,000
September 30, 2016	4,500,000	-	500,000
December 3, 2019	n/a	700,000	-
Total principal outstanding		815,000	2,615,000
Plus accrued interest		17,250	201,070
Total convertible notes payable		$832,250	$2,816,070

On August 18, 2017 and September 30, 2016, the Company entered into convertible promissory notes with an investor in which the Company received $2,000,000 and $500,000, respectively, through the issuance of the convertible promissory notes. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due prior to December 31, 2019 and is not pre-payable unless there is a change in control. The convertible promissory notes were assumed by Emergent on July 1, 2019 in exchange for a SAFE in relation to the Settlement Agreement with Emergent described in Note 11.

On December 16, 2016, the Company entered into a convertible promissory note with an investor in which the Company received $ 100,000 through the issuance of the convertible promissory note and a warrant to purchase $50,000 of common stock. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due on December 16, 2018 and is not pre- payable unless there is a change in control. An extension was granted by the investor to extend the maturity date to June 30, 2020, and as a result is included as a current liability in the accompanying consolidated balance sheets.

As certain of the convertible notes payable issued include warrants issued, U.S. GAAP requires that the proceeds from the sale of debt instruments with a separate equity instrument be allocated to the two elements based upon the relative fair values of the debt instrument without the warrant and of the warrant itself at the time of issuance. The portion of the proceeds allocated to the common stock shall be accounted for within stockholders’ equity as additional paid-in capital and recorded as a debt discount and be charged to interest expense over the life of the convertible notes. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction. Also, any embedded conversion features present in the convertible instrument shall be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in-capital. The convertible notes payable issued include the following conversion terms:

(a) Automatic Conversion – Qualified Financing: Upon the consummation of a Qualified Financing, the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) automatically shall convert into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

F-16

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 9—Borrowings (continued)

(b) Optional Conversion – Non-Qualified Financing: At any time concurrently with or within thirty (30) days after the consummation of a Non-Qualified Financing, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(c)  Optional Conversion: On any date after the date of this Note, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the price per share equal to the quotient of (x) the Valuation Cap divided by (y) the aggregate number of shares of the Common Stock outstanding immediately prior to the effective date of such election noted below (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes).

Conversion Price: The conversion price for each note is to be at the lesser of (a) the price per share of Stock received by Borrower in a Qualified or Non-Qualified Financing and (b) the price per share equal to the quotient of (i) the Valuation Cap divided by (ii) the aggregate number of shares of Borrower’s common stock (“Common Stock”) outstanding.

Qualified Financing: The Borrower’s next equity financing occurring on or before the Maturity Date, in which the Borrower raises $2,000,000 or more in cash through the sale and issuance of preferred stock.

The conversion features described above include changes to the conversion terms that would only be triggered by future events not controlled by the Company and are considered contingent conversion options and as a result the intrinsic value of such conversion and repayment options shall not be recognized until and unless the triggering event occurs.

The fair value of the warrant issued in connection with the convertible promissory note on September 30, 2016 was determined to be $4,033 per share and had a relative fair value of $201,750, which was recorded as a debt discount to the convertible notes payable and to additional paid-in capital during the year ended December 31, 2016, and which was amortized to interest expense in the amounts of $-0- and $75,656 during the years ended December 31, 2019 and 2018, respectively. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of common stock of $4,349, exercise price of $1,333, risk free interest rate of 5%, dividend yield of 0%, expected volatility of 83%, and contractual term of ten years.

The warrant issued in connection with the convertible promissory note on December 16, 2016 was determined to have a relative fair value of approximately $20,000 which was recorded as a debt discount to the convertible notes payable and to a warrant liability (due to the variable number of shares that can be issued to satisfy the warrant) during the year ended December 31, 2016, and which was amortized to interest expense in the amounts of $0 and $10,000 during the years ended December 31, 2019 and 2018, respectively.

F-17

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 9—Borrowings (continued)

On November 14, 2016, the Company entered into a convertible promissory note with an investor in which the Company received $15,000 through the issuance of a convertible promissory note. The convertible note accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due on November 14, 2018 and is not pre-payable without the consent of the investor. This convertible note payable had an auto-conversion feature upon a Qualified Financing in which the Company sells at least $1,000,000 of any capital stock. The conversion price equals the lesser of (i) 80% of the per share price based by other investors or (ii) the price equal to the quotient of $2,500,000 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the initial closing of the Qualified Financing. The Company notes that the 20% discount on the conversion price represents a beneficial conversion feature and shall be recognized separately at issuance by allocating a portion of proceeds equal to its intrinsic value as additional paid-in capital and a corresponding debt discount which resulted in approximately $3,000 in interest expense recognized over the two year term. The auto- conversion feature was triggered by the Emergent subscription agreement entered into on August 22, 2018. The Company notes the $15,000 convertible note payable is convertible into 8,013 shares of the Company’s common stock. Such shares were not issued and outstanding at December 31, 2018 but are considered by management to be the rights of the investor. Due to the conversion, the $15,000 is included as a noncurrent liability in the accompanying consolidated balance sheets.

The Company entered into two separate convertible promissory notes for $160,000 with Emergent on June 29, 2018 and July 26, 2018. The convertible notes payable accrued interest at 5% per annum and converted into common stock in conjunction with the Emergent subscription agreement entered into on August 22, 2018 as described in Note 10.

On December 3, 2019, the Company entered into a convertible promissory note with a customer in which it received $700,000. Interest accrues at a rate of 0% through December 31, 2020, then 5% thereafter. All unpaid principal and accrued interest shall be due on December 31, 2020 (i.e. the maturity date). However, in the event that the note is not converted into equity securities of the Company, the maturity date shall be extended to December 31, 2025. There are several ways the note can be converted, including automatic conversion and voluntary conversion. In conjunction with this agreement, the Company also entered into a side letter agreement with the customer in which the parties established their rights with respect to sales transactions, subject party investments, etc.

Factoring Agreement

On June 18, 2019, the Company entered into a factoring agreement with a creditor that provided the Company with $100,000 upfront in exchange for the Company providing $133,000 of future cash receipts over the next year (weekly increments of $2,558). At December 31, 2019, the balance on this agreement was paid off and total interest expense incurred under the arrangement was $26,529.

Note 10—Stockholders’ equity

At December 31, 2019, the Company was authorized to issue 9,500,000 shares, consisting of (a) 7,500,000 shares of common stock and (b) 2,000,000 shares of preferred stock. Shares of common stock are designated as Class A Shares or Class B Shares. The Class A Shares and Class B Shares are identical in all respects except as stated below. The holders of Class A Shares are entitled to one vote for each Class A Share held at all meetings of stockholders. Except as required by applicable law, the holders of Class B Shares shall have no voting rights with respect to such shares; provided, that the holders of Class B shares shall be entitled to vote (one vote for each Class B Share held) to the same extent that the holders of Class A Shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote. There were no Class B Shares issued and outstanding as of December 31, 2019 and 2018.

F-18

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 10—Stockholders’ equity (continued)

Shares of preferred stock are designated as Series A preferred stock. The holders of Series A preferred stock have liquidation preference over the holders of common stock in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any Deemed Liquidation Event as defined by the Amended and Restated Certificate of Incorporation. The holders of Series A preferred stock are entitled to a number of votes equal to the number of whole shares of common stock into which the share of preferred stock are convertible as of the record date. The Series A preferred stock is convertible into common stock at the option of the holder by dividing the original issue price of the Series A preferred stock by the Conversion Price for the common stock as defined by the Amended and Restated Certificate of Incorporation. The Series A preferred stock is also subject to a mandatory conversion upon either (1) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities ACT of 1933, or (2) the date and time, or the occurrence of an event, specified by a vote of the majority holders of Series A preferred stock.

The Company may declare dividends that would be pro rata on the common stock and Series A preferred stock on a pari passu basis according to the number of shares of common stock held by the holders or the number of shares of common stock issuable upon conversion of the Series A preferred stock. No dividends have been declared during the years ended December 31, 2019 or 2018.

The Company entered into three Secured Loan Agreements with various employees on August 16, 2017. The Company issued 105,769 shares of the Company’s common stock in exchange for $225,000 in stockholders’ notes receivable. Interest accrues on these Secured Loan Agreements at a rate equal to the Wall Street Journal Prime Rate and accrues interest on a compounded basis annually, provided, however, that so long as the loan holders remain employed by the Company, the interest rate shall be abated to the Applicable Federal rate at August 2017 of 0.96% per annum.

The Company entered into a Subscription Agreement on August 22, 2018 with Emergent. The Company issued 226,763shares of common stock, which represented approximately 15% of the outstanding shares of common stock, in exchange for a cash investment of $3,000,000 from Emergent. Emergent agreed to provide cash contributions based on the following schedule:

(a)	$500,000 less repayment of two bridge loans of $160,000 each plus accrued interest received on August 22, 2018, and

(b)	$250,000 on the first business day in September 2018 and then an additional $250,000 each month for the next nine calendar months.

During the years ended December 31, 2019 and 2018, the Company received $1,000,000 and $1,500,000, respectively, from Emergent under the Subscription Agreement.

At December 31, 2018, $1,000,000 is reflected as a stock subscription receivable asset in the accompanying consolidated balance sheets since the cash was received in 2019 prior to the issuance of these consolidated financial statements.

At December 31, 2018, $500,000 is reflected as a stock subscription receivable contra equity in the accompanying consolidated balance sheets since the cash was never received in 2019 prior to the Settlement Agreement entered into as described in Note 11.

F-19

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 10—Stockholders’ equity (continued)

Furthermore, in addition to the $3,000,000 paid for 15% of the Company’s issued and outstanding common stock, Emergent, without further payment, will be issued additional common stock to maintain the interest acquired at 15%, or a lesser percentage will be purchased based on a fraction of the $3,000,000 funded through the calculation date, of the outstanding shares of the Company in the event that any convertible note, SAFE or other convertible instrument is converted or warrant or other right exercised resulting in a dilution of Emergent’s interest. These additional shares of common stock shall be duly authorized, validly issued, fully paid, and nonassessable, and free and clear of all encumbrances. No such additional shares were ever issued to Emergent under these terms prior to the Settlement Agreement entered into that terminated the Subscription Agreement as described in Note 11.

On September 27, 2019, the Company issued 62,874 shares of Series A preferred stock to an investor for $700,000.

In conjunction with the issuance of Series A preferred stock to an investor on September 27, 2019, the Company’s SAFE liability for $750,000 automatically converted into Series A preferred stock. This automatic conversion took place due to the implied pre-money valuation at which the 62,874 Series A preferred stock were issued in exchange for $ 700,000. The automatic conversion occurred as the same price paid per share resulting in the Company issuing 67,366 shares of Series A preferred stock in relation to the automatic conversion.

On October 24, 2019, by written consent of the stockholders, the Company effected a 1602.564102-for-1 forward stock split. All share and per share amounts in these consolidated financial statements have been retroactively restated to reflect the stock split.

Note 11—Stock subscription termination agreement

Effective July 1, 2019, the Company entered into a settlement agreement with Emergent in which the following terms were agreed upon:

1)	The subscription agreement, dated August 22, 2018, was terminated, and the remaining $500,000 that Emergent owed the Company under the agreement was extinguished.

2)	Emergent assumed two convertible notes payable totaling $2,500,000 plus accrued interest of $248,611 and extinguished the Company’s obligation to reimburse Emergent for the convertible notes.

3)	Emergent extinguished the Company’s obligation to reimburse Emergent for the Company’s $137,935 of expenses that were previously covered by Emergent.

4)	The Company and Emergent entered into a technical services agreement in which the Company will provide certain technical services to Emergent for $274,593.

5)	The Company and Emergent entered into a license agreement in which the Company assigned all rights/title to the Emergent Implementation to Emergent and issued a perpetual, irrevocable license to Emergent of the General Purpose Material and the Intellectual Property Rights.

6)	The Company and Emergent entered into a referral agreement in which Emergent can act as a channel partner and sell the Company’s products in exchange for commissions on those sales.

7)	The Company and Emergent entered into a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2,111,953 and valuation cap of $20,000,000) that would be exercised upon a qualified equity financing. A put option also exists in this agreement in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7,000,000 of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

8)	The Company had to issue an additional 447,115 shares because three of the Company’s investors exchanged their 9.62 Emergent A Units for 447,115 shares of common stock of the Company.

9)	Reach Ventures transferred its warrant to purchase 80,128 shares of common stock to Emergent.

F-20

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 12—Noncontrolling interest related to joint ventures

The Company developed several operating activities that evolved into valuable business ventures with Trusted Mail and Finnovation. Eventually the Company decided to incorporate, staff, and capitalize these entities as they were not perfectly aligned with the overall business objectives. The Company’s plan is to hire a new CEO for Trusted Mail in 2020 and relaunch the business using the existing technology it has developed.

The Company holds a controlling interest in both Trusted Mail and Finnovation and as a result consolidates both joint ventures into its consolidated financial statements.

Note 13—Stock awards and stock-based compensation

From time to time the Company may issue stock awards in the form of common stock grants or restricted stock grants with vesting/service terms. Stock awards are valued on the grant date using the post-money valuation of the most recent round of financing for the Company. Stock-based compensation recognized during the years ended December 31, 2019 and 2018 totaled $40,218 and $293,255, respectively, and is included in selling, general, and administrative in the accompanying consolidated statements of operations. Prior to 2019, all stock grants were fully vested and there was no unrecognized stock-based compensation as of December 31, 2018 for awards granted through December 31, 2018.

During the year ended December 31, 2019, the Company granted stock-based awards to two employees based on a fixed dollar amount in stock earned per month. As a result, the Company has accrued a share liability for $40,218 which is included in accrued expenses in the accompanying consolidated balance sheets.

Note 14—Warrants

As of December 31, 2019, the Company has issued an investor a warrant to purchase 80,128 shares of common stock with an exercise price of $1,333.33 per share. The warrant was issued on September 30, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant as described in Note 9.

As of December 31, 2019, the Company has issued a customer a warrant to purchase 80,128 shares of common stock with an exercise price of $5,000 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expire in 10 years from the issuance date. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant. The fair value of the warrant issued in connection with the customer contract was determined to be $3,665 per share and had a fair value of $183,250 which was recorded as a deferred contract acquisition asset and to additional paid-in capital during the year ended December 31, 2016 and which was amortized as a revenue discount in the amounts of $-0- and $ 85,532 during the years ended December 31, 2019 and 2018, respectively. The fair value of the warrant issued is recorded as a revenue discount as it is considered a sales incentive. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of common stock of $4,349, exercise price of $5,000 risk free interest rate of 5%, dividend yield of 0%, expected volatility of 83%, and contractual term of ten years.

F-21

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 14—Warrants (continued)

As of December 31, 2019, the Company has issued a customer a warrant to purchase up to $1,000,000 of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250,000 which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount in the amounts of $-0- and $116,668 during the years ended December 31, 2019 and 2018, respectively. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole in relation.

As of December 31, 2019, the Company has issued an investor warrants to purchase $50,000 of common stock. The warrants were issued on December 16, 2016. There is no vesting period, and the warrants expire in 10 years from the issuance date. The Company recorded the warrants at fair value and classified the warrant as a liability as described in Note 9.

As of December 31, 2019, the Company has issued a warrant to purchase five shares of common stock with an exercise price of the lower of (i) the last 409a valuation of the Company’s common stock or (ii) the quotient of $1,000,000 divided by the aggregate number of the Company’s fully diluted capitalization upon exercise. The warrants were issued on January 4, 2016 under an accelerator program. There is no vesting period, and the warrants expire in 10 years from the issuance date.

The following table presents the change in the liability balance associated with the liability-classified warrants, which are classified in Level 3 of the fair value hierarchy for the years ended December 31:

	2019	2018
Balance, beginning of period	$287,750	$277,419
Change in fair value	-	10,331
Balance, end of period	$287,750	$287,750

Note 15—SAFE liabilities

As of December 31, 2019 and 2018, the Company had SAFE liabilities of $2,236,953 and $867,708, respectively. See Note 10 regarding the conversion of the $750,000 SAFE liability to Series A preferred stock during the year ended December 31, 2018. See Note 11 regarding the SAFE issued to Emergent for $2,111,953.

On July 13, 2017, Trusted Mail entered into a Common Stock Purchase Agreement with an investor and issued 150 shares of Trusted Mail common stock in exchange for $ 1,500, which represented 15% of the authorized capital as of the agreement date. Subsequently on August 18, 2017, Trusted Mail entered into a SAFE with this same investor in exchange for $100,000. Under the terms of the SAFE, Trusted Mail issued the right to receive $100,000 worth of Preferred Stock in a future equity financing at a 20% discount. The Company is accreting the SAFE liability to its fair value including this 20% discount over an expected outstanding period of two years. Noncash interest expense recognized on this SAFE liability during the years ended December 31, 2019 and 2018 totaled $7,292 and $12,500, respectively. The outstanding balance of the SAFE liability at December 31, 2019 and December 31, 2018 totaled $125,000 and $117,708, respectively.

F-22

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 15—SAFE liabilities (continued)

There is also a Put Right related to the investor’s 15% ownership in Trusted Mail. In the event that (i) Trusted Mail enters into an agreement with a third party that has a competitive business model that would result in competitive business activities by Trusted Mail, or (ii) Trusted Mail engages in competitive business activities, the investor has the right to require Trusted Mail to repurchase all but not less than all the shares or securities of Trusted Mail owned by the investor and its affiliates. The fair market value of this put right was $-0- at both December 31, 2019 and 2018. Subsequent to December 31, 2019, this SAFE liability was extinguished in exchange for warrants granted by the Company (see Note 20).

The following tables present the change in the SAFE liabilities balance, which are classified in Level 3 of the fair value hierarchy, for the years ended December 31:

	2019	2018
Balance, beginning of period	$867,708	$855,208
Issuance of SAFEs	2,111,953	-
Conversion of SAFE to Series A preferred stock	(750,000)	-
Accretion of discount	7,292	12,500
Balance, end of period	$2,236,953	$867,708

Note 16—Income taxes

The components of income tax expense are as follows for the years ended December 31:

	2019	2018
Current:
U.S. Federal	$-	$-
U.S. State	-	-
Non U.S.	8,184	6,932
	$8,184	$6,932
Deferred:
U.S. Federal	$-	$-
U.S. State	-	-
Non U.S.	-	-
	$-	$-

Total income tax expense	$8,184	$6,932

F-23

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 16—Income taxes (continued)

Temporary differences that give rise to significant portions of the deferred tax assets are as follows at December 31:

	2019	2018
Deferred Tax Assets:
Net operating losses	$1,551,251	$879,437
Property and equipment, net	36,125	189,368
Other - accruals	108,123	92,379
Total Deferred Tax Assets	1,695,499	1,161,184
Valuation allowance	(1,695,499)	(1,161,184)
Deferred Tax Assets, Net	$-	$-

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. The Company’s cumulative losses in recent years are the most compelling form of negative evidence considered by management in making this determination. For the years ended December 31, 2019 and 2018, the net increase in the total valuation allowance was $534,315 and $515,191, respectively, and management has determined that based on all available evidence, a valuation allowance of $1,695,499 and $1,161,184 is appropriate at December 31, 2019 and 2018, respectively.

At December 31, 2019, the Company had net operating loss carrying forwards of $5,750,929. Net operating losses generated prior to December 31, 2017 total $574,051 and will expire in 2037. Net operating losses generated subsequent to December 31, 2019 total $5,176,878 and have an indefinite life.

Note 17—Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following at December 31:

	2019	2018
Prepaid operating expenses	$38,408	$37,859
Rent deposit	1,626	1,626
VAT receivable associated with SAIT	34,232	37,521
R&D credit receivable against payroll taxes	47,384	-
Miscellaneous receivable	1,040	-
	$122,690	$77,006

F-24

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 18—Other assets

Other assets consisted of the following at December 31:

	2019	2018
R&D credit receivable against payroll taxes	$47,010	$94,394
	$47,010	$94,394

Note 19—Related party transactions

Related party receivables of $16,322 and $97,894 at December 31, 2019 and 2018, respectively, relate to amounts owed from other organizations as reimbursements for employees that participated in the Company’s Professional Employer Organization (“PEO”). These other organizations share common management with the Company as well as a certain investor. During certain months in 2018, employees from these other organizations sublet space in the offices that the Company occupied and share benefit plans in order to gain competitive rates for both the Company and these other organizations. Subsequent to December 31, 2019, these other organizations moved out of the Company’s offices, no longer share in the PEO, nor have common management. Amounts owed from these other organizations as reimbursements at December 31, 2019 and 2018 totaled $16,322 and $ 7,500, respectively. Related party receivables also consisted of amounts owed from an investor at December 31, 2019 and 2018 that totaled $-0- and $16,559, respectively, and amounts owed from Emergent at December 31, 2019 and 2018 that totaled $-0- and $73,835, respectively.

Related party payables of $198,744 and $191,691 at December 31, 2019 and 2018, respectively, primarily relate to amounts owed to 10Clouds, the Company’s third party contractor for software development and investor in the Company through the Series A preferred stock, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the years ended December 31, 2019 and 2018 totaled approximately $986,000 and $905,000, respectively, of which certain amounts were recorded as capitalized internal-use software, research and development and cost of services.

The Company has entered joint ventures with Trump Stamp Fintech Limited and Trump Stamp Cayman. Trust Stamp Fintech Limited is a company incorporated in the United Kingdom by the Company’s management. The purpose of this entity was to establish beachhead operations in the country in order to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity remains separate from the Company’s operations and serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. Due to common ownership of the Company and these two entities, the Company has funded all operating expenses since inception and as a result, the operations of these entities are included in the consolidated financial statements. Total expenses incurred by the Company in relation to these joint ventures during the years ended December 31, 2019 and 2018 totaled $-0- and $94,343, respectively.

A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $91,618 and $-0- during the years ended December 31, 2019 and 2018, respectively. No amounts are payable as of December 31, 2019.

As described in Note 11, the Company rendered services to Emergent under a Statement of Work as part of the July 1, 2019 settlement agreement. Total revenue recognized under this Statement of Work totaled $274,593 during the year ended December 31, 2019 and was a part of the extinguishment and not realized in cash.

F-25

T STAMP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Note 20—Subsequent events

Subsequent events have been evaluated through February 28, 2020, the date these consolidated financial statements were available to be issued.

Agreements with Advisory Board Members

During January and February 2020, the Company entered into agreements with new advisory board members and employees to issue payments and stock in exchange for services rendered to the Company on a monthly basis.

Stock Awards

On January 18, 2020, the Company allocated a total of 206,667 shares of common stock held by TSIH to various employees. The stock awards only vest upon the Company being listed on a public market. The allocation would also vest immediately with no hold period upon a Company transaction that would result in a third party acquiring control of the Company as the Company will seek to have the acquirer agree to purchase reserved stock for cash.

In the event of a listing or public market allocation, there will be a hold period for the stock after issuance. Once issued, 25% will be saleable immediately, then 25% will be saleable each 90 days thereafter. The Company will pay a (taxable) cash bonus to cover the issue value of the shares when allocated. There is no entitlement to a cash bonus in lieu of our issuing and paying for the stock allocation.

Tripartite Agreement

On February 4, 2020, the Company entered into a tripartite agreement with Emergent and 10Clouds whereby:

1)	The Company received a Purchase Order from Emergent in which Emergent requested $300,000 worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. The intention of these services are to reduce the Emergent SAFE amount owed by the Company.
2)	The Company will enter into Statements of Work with 10Clouds for appropriate sub-contract work under the Purchase Order.
3)

The Company issued an additional SAFE to 10Clouds for $200,000 subject to an absolute right for the Company at its option to redeem that $200,000 for cash or settle it through the conversion to Series A preferred stock.

Emergent reduces the balance due on the Emergent SAFE by $500,000 with immediate effect and asserts the outstanding balance to be $1,611,953.

Issuance of Warrants

On January 23, 2020, the Company entered a warrant agreement with Second Century Ventures, LLC (“SCV”). The Company will issue to SCV a warrant to purchase 932,111 shares of the Company’s common stock at a strike price of $8.00 per share in exchange for $300,000 in cash and platinum sponsorship status with a credited value of $100,000 per year for three years.

The Company also entered a warrant agreement with REach Ventures 2017 LP (“REach”). The Company will issue to REach a warrant to purchase 186,442 shares of the Company’s common stock at a strike price of $8.00 per share in exchange for the cancellation of the $100,000 SAFE issued on August 18, 2017 by the Company’s affiliated Trusted Mail with an agreed value of approximately $120,000.

Note Payable and Additional Warrants

On April 22, 2020, the Company entered into a promissory note for $350,000 with SCV in which the Company received net proceeds of $345,000. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable shall be due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement. The note accrues interest at a rate of 8% per annum, compounded monthly.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase Class A Shares of Common Stock of the Company with SCV. The warrant agreement issued SCV a warrant to purchase 15,000 shares at a strike price of $0.01 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the Class A Shares of Common Stock are converted to other securities the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted.

In conjunction with the Company entering into the promissory note, TSIH entered into a guaranty and stock pledge agreement with SCV on April 22, 2020. As part of this agreement the payment and performance of the note are secured by 65,000 Class A Shares of the Common Stock of the Company pledged through TSIH.

F-26

PART III

INDEX TO EXHIBITS

1.1	Issuer Agreement with SI Securities, LLC*

2.1	Amended and Restated Certificate of Incorporation, as amended*

2.2	Bylaws*

2.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended*

3.1	Investors’ Rights Agreement*

3.2	Form of Convertible Promissory Note dated December 16, 2016*

3.3	Form of Convertible Note dated December 3, 2019*

3.4	Form of Stock Purchase Agreement dated January 12, 2017 ($500,000)*

3.5	Form of Stock Purchase Agreement dated July 14, 2017 ($358,000)*

3.6	Form of Stock Purchase Agreement dated July 17, 2017 ($54,250)*

3.7	Form of Stock Purchase Agreement dated July 17, 2017 ($108,500)*

3.8	Form of Warrant dated January 4, 2016*

3.9	Form of Warrant dated November 9, 2016 ($5,000 per share)*

3.10	Form of Warrant dated November 9, 2016 ($1,000,000)*

3.11	Form of Warrant dated September 30, 2016*

3.12	Form of Warrant dated December 16, 2016*

3.13	Form of Secured Loan Agreement dated August 16, 2017*

3.14	Form of Warrant dated January 23, 2020*

3.15	Form of Warrant dated January 23, 2020*

4	Form of Subscription Agreement*

6.1	Settlement Agreement dated July 1, 2019 between Emergent Technology Holdings, LP and the Company*

6.2	Stock Purchase Agreement dated September 27, 2019 between FSH Capital LLC and the Company ($700,000)*

6.3	Secured Loan Agreement dated August 16, 2017 between Alex Valdes and the Company*

6.4	Secured Loan Agreement dated August 16, 2017 between Andrew Scott Francis and the Company*

6.5	Lease Agreement Amendment between the Company and Georgia Advanced Technology Ventures, Inc. dated April 24, 2018*

6.6	Service Agreement between 10Clouds and. Sunflower AI Technologies (a subsidiary of T. Stamp Inc.) dated January 4, 2018*

6.7	SAFE Amendment Agreement between Emergent Technology Holdings LP and T Stamp Inc. and 10Clouds dated February 4, 2019.*

6.8	Secured Promissory Note between the Company (as Debtor) and Second Century Ventures, LLC. (as Creditor) dated April 22, 2020.

6.9	Warrant to Purchase Common Stock between the Company and Second Century Ventures, LLC dated April 22, 2020

6.10	Guaranty and Stock Pledge Agreement between the Company and Second Century Ventures, LLC dated April 22, 2020

8.1	Form of Escrow Agreement*

11	Auditor’s Consent

12	Opinion of CrowdCheck Law LLP*

13.1	Offering Page on SeedInvest*

13.2	SeedInvest Webinar Invite Email*

13.3	SeedInvest Marketing Email*

13.4	SeedInvest Reminder Email (Reservation Process)*

13.5	Pitch Deck on SeedInvest Offering Page*

13.6	Transcript of Video on SeedInvest Offering Page*

13.7	SeedInvest Marketing Email – Campaign Milestones*

13.8	SeedInvest Marketing Email – “Now Accepting Reservations”*

13.9	SeedInvest Trust Stamp Investor Webinar Invitation Email – April 16, 2020*

13.10	April 16, 2020 Trust Stamp Webinar Transcript*

13.11	SeedInvest Trust Stamp Webinar Registration Form

13.12	SeedInvest Trust Stamp Investor Webinar Invitation Email

13.13	SeedInvest Trust Stamp Investor Webinar Reminder Email

13.14	Trust Stamp Webinar Transcript

13.15	SeedInvest Trust Stamp Update Email

13.16	SeedInvest Trust Stamp Update Email

15.1	Draft Offering Statement filed with the SEC.*

*	Previously filed

34

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on April 30, 2020.

T STAMP INC.

/s/ Gareth Genner
Gareth Genner, Chief Executive Officer
Trust Stamp

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Gareth Genner
Gareth Genner, Chief Executive Officer, Director
Date: April 30, 2020

/s/ Alex Valdes
Alex Valdes, Principal Financial Officer, Principal Accounting Officer
Date: April 30, 2020

/s/ Andrew Gowasack
Andrew Gowasack, President, Director
Date: April 30, 2020

/s/ Mark Birschbach
Mark Birschbach, Director
Date: April 30, 2020

35